Exhibit 99.2

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version, the Italian version shall prevail

EXEMPTION DOCUMENT

RELATING TO THE OFFER OF ORDINARY SHARES OF BANCA MONTE DEI PASCHI DI SIENA S.P.A. IN THE CONTEXT OF THE PUBLIC EXCHANGE OFFER FOR THE ORDINARY SHARES OF

MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

promoted by

Banca Monte dei Paschi di Siena S.p.A.

The Exemption Document has been prepared pursuant to Annex I of the Commission Delegated Regulation (EU) No. 528/2021 of 16 December 2020 and pursuant to Article 1, paragraph 4, letter (f) and paragraph 5, letter (e) of Regulation (EU) 1129/2017 of 14 June 2017 of the European Parliament and the Council, both applicable pursuant to Article 1, paragraph 6-bis, letter (a) of the same Regulation.

The Exemption Document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129.

The Exemption Document has not been submitted to CONSOB for review and approval pursuant to Article 20 of Regulation (EU) 2017/1129.

The Exemption Document refers to the promotion by Banca Monte dei Paschi di Siena S.p.A. of a voluntary public exchange offer for a maximum No. 833,279,689 ordinary shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, as well as a maximum of 16,178,862 additional shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni that may be allocated under existing incentive plans, announced on 24 January 2025 pursuant to Article 102, paragraph 1, of Legislative Decree No. 58 of 24 February 1998, and Article 37 of the regulation adopted by CONSOB with resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented.

The Offer Document has been approved by CONSOB on 2 July 2025 and published on 3 July 2025.

Disclaimer

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of the Issuer by the Offeror, each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the Offer Document or the Exemption Document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Offeror and the Issuer are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the Mediobanca Shares in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the Mediobanca Shares, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of the Issuer of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of the Issuer, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the Acceptance Period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans.

These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

WARNING

This Exemption Document has not been approved by CONSOB, nor any other supervisory authority.

The voluntary public exchange offer referred to in this Exemption Document shall be promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni.

The Offer will be made in Italy and will be addressed, on equal terms, to all holders of shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni. The Offer will also be made to U.S. persons pursuant to a valid exemption from registration under the U.S. Securities Act. U.S. persons that hold Mediobanca shares may accept the Offer in accordance with the procedures applicable to all other holders of Mediobanca shares.

The Offer will be made in Italy as the shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and, without prejudice to the following, the Offer is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized or to any person to whom such Offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents to be issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This Exemption Document, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

Acceptance to the Offer by persons residing in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by consulting their advisors. The Offeror shall not be held liable for any breach by any person of any of the foregoing limitations.

The Exemption Document is for information purposes only and is not intended to provide, nor it should be understood as a complete and comprehensive description of the Offer, which is contained in the Offer Document (available on the Offeror’s website at www.gruppomps.it/en). The Exemption Document does not constitute an offer to purchase or sell, or a solicitation of an offer to purchase or sell, BMPS securities and must be read in conjunction with the Offer Document. The distribution of this document may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and comply with these restrictions. To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for violations of such restrictions by any person.

The Exemption Document contains statements regarding the prospects and development of the Bank, including the expected benefits from the acquisition of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni. Such statements are sometimes identified by the use of forward-looking, conditional and predictive terms such as “consider”, “anticipate”, “think”, “aim”, “expect”, “intend”,

“estimate”, “believe”, “desire”, “should” or “could” or the negative of these terms, or any other similar variation or terminology. This information is not historical data and should not be interpreted as a guarantee that the facts and data presented will occur. This information is based on data, assumptions and estimates, considered reasonable by the Bank. It is subject to change or modification due to uncertainties related in particular to the economic, financial, competitive and regulatory context.

The Exemption Document contains information about the Offeror’s markets and competitive positions, including information about the size and growth prospects of such markets and the Bank’s market shares. In addition to the Bank’s estimates, the Banks’s statements are based on data published by the Group’s competitors, suppliers and customers. Some of the information contained in the Exemption Document is publicly available information that the Bank believes to be reliable, but has not been independently verified. The Offeror cannot guarantee that a third party using different methods to collect, analyse or calculate data on business segments would obtain the same results. The Bank makes no representation or warranty as to the accuracy of this information. This information may prove to be inaccurate or out of date. The Bank undertakes no obligation to publish updates to this information, except as required by law or regulations.

The following documentation is incorporated by reference in the Exemption Document, pursuant to Article 19 of the Prospectus Regulation:

(i)	BMPS 2024 Consolidated Financial Statements, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html;

(ii)	Mediobanca 2024/2025 Half-Year Financial Report, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(iii)	Mediobanca 2023/2024 Consolidated Financial Statements, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(iv)	BMPS Consolidated Interim Report as of 31 March 2025, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html;

(v)	Mediobanca 2024/2025 Nine-Month Press Release, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(vi)	The Offer Document, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html;

(vii)	The Explanatory Report of the Offeror’s Board of Directors on the proposal to grant the Delegation, prepared pursuant to Article 70 of the Issuers’ Regulation and in accordance with Annex 3A – Schedule No. 3 to the same regulation, and the supplementary note to the aforementioned Explanatory Report, prepared by BMPS upon request from CONSOB pursuant to Article 114, paragraph 5, of the TUF, both available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html;

(viii)	The Information Document prepared by the Offeror pursuant to Article 70, paragraph 6, of the Issuers’ Regulation, to which is attached the appraisal issued by KPMG Advisory S.p.A., in its capacity as Independent Expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html;

(ix)	The Information Document prepared by the Offeror pursuant to Article 5 of the regulation on related parties transaction approved by CONSOB with Resolution No. 17221 of 12 March 2010 (the “Regulation on Related Parties Transaction”) and in accordance with Annex 4 of said regulation, as well as paragraph 4.6.1, of the BMPS Regulation, in relation to the Capital Increase Reserved to the Offer as a transaction with related parties, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html;

(x)	The Explanatory Report of the Offeror’s Board of Directors prepared pursuant to Article 2441, paragraph 6, of the Italian Civil Code and Article 70, paragraph 7, letter a) of the Issuers’ Regulation relating to the exercise of the Delegation granted by the Shareholders’ Meeting of BMPS, in extraordinary session, on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code, together with the fairness opinion on the issue price of the shares resulting from the Capital Increase Reserved to the Offer issued by the Independent Auditor on 26 June 2025, and the update of the appraisal issued by KPMG Advisory S.p.A. on 14 March 2025, in its capacity as Independent Expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

(xi)	The 2024-2028 Business Plan, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/business-plans-and-capital-increases.html;

(xii)	The “One Brand – One Culture” business plan of the Mediobanca Group for the 2025-2028 period, approved by the Issuer’s Board of Directors on 26 June 2025 and available on the Mediobanca’s website at https://www.mediobanca.com/en/investor-relations/one-brand-one-culture-strategic-plan-rolling-to-fy28.html.

Considering the scale of the Offer, its promotion constitutes a “significant financial commitment” pursuant to Article 18, paragraph 4 of the Delegated Regulation 2019/980. In accordance with the provisions of Article 4 of the Delegated Regulation (EU) No. 2021/528, the Exemption Document contains certain supplementary information relating to Mediobanca.

The information relating to Mediobanca included in the Exemption Document has been extracted from public information made available by Mediobanca, including those provided in Mediobanca 2023/2024 Consolidated Financial Statements, in Mediobanca 2024/2025 Half-Year Financial Report and in Mediobanca 2024/2025 Nine-Month Press Release, as published on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html. The Offeror cannot guarantee the accuracy of such information, for which Mediobanca is solely responsible and which has not been verified or reviewed by the Offeror or the Independent Auditor.

The additional information relating to Mediobanca and the Mediobanca Group available to the Offeror is provided in Chapter 2 (“Information on the Offeror and the Issuer”) and Chapter 5 (“Impact of the Transaction on the Offeror”); this information is considered relevant by BMPS as it details the main aspects relating to the business, shareholding structure, corporate governance and financial position of Mediobanca, and outlines the expected effects of the Transaction on the Issuer.

Capitalized terms not otherwise defined in the Exemption Document shall have the same meaning ascribed to them in the Offer Document.

TABLE OF CONTENTS

WARNING				4
1.	PERSONS RESPONSIBLE FOR DRAWING UP THE EXEMPTION DOCUMENT, THIRD PARTY INFORMATION AND EXPERTS REPORTS			10
	1.1		Identification of persons responsible for drawing up the exemption document	10
	1.2		Responsibility statement	10
	1.3		Expert’s statement or report	10
	1.4		Information sourced by third parties	10
	1.5		Regulatory statements	10
2.	INFORMATION ON THE OFFEROR AND THE ISSUER			11
	2.1	Information on the Offeror		11
		2.1.1	General information	11
		2.1.2	Business overview	11
		2.1.3	Investments	14
		2.1.4	Corporate Governance	15
		2.1.5	Financial information	19
		2.1.6	Legal and arbitration proceedings	20
		2.1.7	Summary of information disclosed under Regulation (EU) No. 596/2014 of the European Parliament and of the Council	20
	2.2	Information on the Issuer		24
		2.2.1	General information	24
		2.2.2	Business overview	25
		2.2.3	Investments	30
		2.2.4	Corporate Governance	31
		2.2.5	Financial information	33
		2.2.6	Legal and arbitration proceedings	35
		2.2.7	Summary of information disclosed under Regulation (EU) No. 596/2014 of the European Parliament and of the Council	35
3.	DESCRIPTION OF THE TRANSACTION			40
	3.1	Purpose and objectives of the Offer		40
	3.2	Conditions of the Offer		40
		3.2.1	Information on the procedures and terms of the Offer and on the governing law of the agreement executing the Offer	40
		3.2.2	Conditions of Effectiveness of the Offer	41
		The effectiveness of the Offer is subject to the fulfillment (or waiver by the Offeror as provided below) of each condition of the effectiveness indicated in Warning A.1 of the Offer Document (the “Conditions of Effectiveness”), acknowledging that they are indicated in a chronological order that is not binding:		41
		3.2.3	Break-up fees or other penalties due if the Offer is not completed	43
		3.2.4	Notifications and authorizations required for the purposes of the Offer	43
		3.2.5	Financing of the Offer	50
		3.2.6	Timetable of the Offer	50
	3.3	Risk factors related to the Transaction		50
		3.3.1	Risks related to the information about Mediobanca contained in the Exemption Document	50
		3.3.2	Risks related to the non-fulfillment of the Conditions of Effectiveness of the Offer	51
		3.3.3	Risks related to completion of the Offer	51

		3.3.4	Risks associated with the expansion of revenue sources and expected synergies	52
		3.3.5	Risks related to the valuation methods used to determine the Pre-Adjustment Consideration	53
		3.3.6	Risks related to the inclusion of pro-forma financial information concerning the acquisition of Mediobanca	54
		3.3.7	Risks related to forecasts and estimates	56
		3.3.8	Risks related to the non-comparability of future results after 31 December 2024	57
		3.3.9	Risks related to the national and international macroeconomic context	57
		3.3.10	Risks related to potential conflicts of interest arising from related party transactions	57
		3.3.11	Risks related to prominence statements	58
	3.4	Conflict of interests		58
	3.5	Offer Consideration		59
		3.5.1	Addressees of the Offer or of the allotment of the equity securities connected with the Offer	59
		3.5.2	Consideration offered for each equity security and, in particular, the Exchange Ratio and the amount of any cash payment	59
		3.5.3	Information concerning to any contingent consideration agreed in the context of the Offer	60
		3.5.4	Valuation methods and the assumptions employed to determine the Consideration offered for each equity security, in particular regarding the Exchange Ratio	60
		3.5.5	Any appraisals or reports prepared by independent experts to determine the Consideration and information on where these appraisals or reports may be found for perusal	61
4.	EQUITY SECURITIES OFFERED TO THE PUBLIC			62
	4.1	Risk factors related to the equity securities		62
		4.1.1	Risks related to the dilution of the Bank’s share capital	62
		4.1.2	Risks related to exceptional or significant events affecting the estimated value of the Shares Subject to the offer pursuant to Article 2343-ter of the Italian Civil Code and the possible unavailability of the BMPS Shares	62
		4.1.3	Management of Fractional Shares	64
		4.1.4	Risks related to the liquidity and volatility of the BMPS Shares	64
		4.1.5	Risks related to the markets on which the Offer is not promoted in the absence of authorizations for the competent authorities	65
	4.2	Working capital statement		65
	4.3	Information concerning the equity securities to be offered and/or admitted to trading		66
		4.3.1	General information	66
		4.3.2	Statements of the resolutions, authorizations and approvals by virtue of which the Shares are issued	66
		4.3.3	Description of any restrictions on the free transferability of the equity securities	67
		4.3.4	Indication of public takeover bids by third parties in respect of the Offeror’s shares during the last financial year and the current financial year	67
	4.4	Admission to trading and dealing arrangements		67
		4.4.1	Whether the equity securities offered are or will be the object of an

			application for admission to trading, with a view to their distribution in a regulated market or other third country markets	67
		4.4.2	Regulated markets or equivalent third country markets as defined in Article 1, point b) of Delegated Regulation (EU) 2019/980, on which, to the knowledge of the Offeror, the Shares are already admitted to trading	67
		4.4.3	Details of the entities that have given a firm commitment to act as intermediaries in secondary trading, providing liquidity through bid and offer rates, and description of the main terms of their commitment	67
		4.4.4	Description of lock-up agreements	67
	4.5	Dilution		67
	4.6	Advisors		69
5.	IMPACT OF THE TRANSACTION ON THE OFFEROR			70
	5.1	Strategies and objectives		70
	5.2	Material contracts		73
	5.3	Disinvestment		73
	5.4	Corporate governance		73
	5.5	Shareholding		74
	5.6	Pro-forma financial information		74
6.	DOCUMENTS AVAILABLE			75
7.	DEFINITIONS			77

1.	PERSONS RESPONSIBLE FOR DRAWING UP THE EXEMPTION DOCUMENT, THIRD PARTY INFORMATION AND EXPERTS REPORTS

1.1	Identification of persons responsible for drawing up the exemption document

Responsibility for the accuracy and completeness of the information and data contained in the Exemption Document is undertaken by Banca Monte dei Paschi di Siena S.p.A. (the “Offeror”, “BMPS” or the “Bank”), with registered office in Siena - Piazza Salimbeni No. 3, in its capacity as Offeror and issuer of the BMPS shares which constitutes the Consideration (the “BMPS Shares”).

1.2	Responsibility statement

The Offeror represents that, to the best of its knowledge, the information contained in the Exemption Document is in accordance with the facts and that the Exemption Document makes no omission likely to affect its import.

1.3	Expert’s statement or report

Not applicable.

1.4	Information sourced by third parties

Where information contained in the Exemption Document has been sourced from third parties, it has been accurately reproduced and, as far as the Offeror is able to ascertain from information published by that third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third-party information is identified where used.

With particular reference to the Transaction, the Exemption Document contains information derived from the documentation made available to the public by MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (the “Issuer” or “Mediobanca”), available on the Issuer’s website at www.mediobanca.com/en.

1.5	Regulatory statements

The Offeror represents that:

(i)	the Exemption Document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129;

(ii)	the Exemption Document has not been subject to the scrutiny and approval by CONSOB in accordance with Article 20 of Regulation (EU) 2017/1129.

2.	INFORMATION ON THE OFFEROR AND THE ISSUER

2.1	Information on the Offeror

2.1.1	General information

2.1.1.1	Legal and commercial name

The Offeror is named Banca Monte dei Paschi di Siena S.p.A.

2.1.1.2	Additional information

The Offeror is incorporated as a joint-stock company (società per azioni), is registered with the Companies’ Register of Arezzo – Siena under number 00884060526 and operates under the laws of the Republic of Italy. Its legal entity identifier (LEI) is: J4CP7MHCXR8DAQMKIL78.

The Offeror’s registered office is in Siena, Piazza Salimbeni No. 3, phone No. (+39) 0577 294111.

It should be noted that, as of the Exemption Document Date, the BMPS Shares are admitted to trading on the Italian regulated market named as Euronext Milan, organized and managed by Borsa Italiana S.p.A. (“Euronext Milan”).

The Offeror’s website is www.gruppomps.it/en. The information available on the website is not part of the Exemption Document, unless such information has been incorporated by reference in the Exemption Document.

2.1.1.3	Names of the auditors for the period covered by the financial statements and the name of the professional body which they are members of

The Independent Auditor responsible for auditing BMPS’ financial statements are PricewaterhouseCoopers S.p.A., with registered office in Piazza Tre Torri No. 2, Milan, registered with the Register of Statutory Auditors pursuant to Articles 6, et seq., of Legislative Decree No. 39 of 2010, as amended by Legislative Decree No. 135 of 2016, with registration number 119644.

2.1.2	Business overview

2.1.2.1	Principal activities, including the main categories of products sold and/or services performed in the last financial year

The Offeror is authorized by the Bank of Italy to carry out the banking business in accordance with Italian law.

BMPS carries out the banking business through the collection of savings and granting credit, in various forms, mainly in Italy, both directly and through subsidiaries. To this end, it may, in compliance with the provisions in force and after obtaining the necessary authorizations, carry out, either directly or through subsidiaries, all banking and financial transactions and services, set up and manage supplementary pension schemes, and carry out any other activity permitted to credit institutions, including the issue of bonds and the granting of loans governed by special laws, instrumental and in any case connected with the pursuit of the corporate purpose.

The Offeror is the parent company of the BMPS Group (the “BMPS Group” or the “Group”) and, in addition to the banking business, performs the functions of guidance, governance and unified control over the financial and instrumental subsidiaries.

In particular, the Offeror, as the parent bank, exercises – pursuant to Article 61, paragraph 4, of the TUB – the management and coordination of the companies belonging to the BMPS Group, issuing specific provisions for this purpose, including for the execution of instructions issued by the supervisory authorities and in the interest of the stability of the BMPS Group.

The Group’s business focuses on traditional retail and commercial banking services, mainly in Italy. The Group is also active in business areas such as factoring, corporate finance, including specialized activities such as structured finance.

The Group also operates through a strategic partnership with AXA, in the bancassurance sector, in the life, non-life and supplementary pension fields, while its asset management business consists of offering investment products from independent third parties, including, in particular, Anima Holding S.p.A.

More specifically, the Group, which employed 16,727 people as of 31 December 2024, operates in various strategic areas of the financial sector, offering a wide range of products and services, mainly targeting the following consumer groups:

•	Retail: individuals and households, to whom it offers savings solutions, investment products, mortgages, personal loans and innovative payment instruments;

•	Private Banking: individuals with significant assets, to whom it offers personalized asset management services and advanced financial advice;

•	Businesses: small and medium-sized companies, to whom it offers financing services, liquidity management, factoring and dedicated insurance products;

•	Large Corporate: large companies, for which it offers a customized commercial offering characterized by high value-added financial services, lending, deposit-taking and cash flow management operations.

The Group integrates traditional business models, and operates through its network of branches and specialist centers, with an innovative system of digital and self-service services, enhanced by the expertise of the network of financial advisors of the controlled Bank Widiba S.p.A. (an online bank part of the BMPS Group).

The foreign operations focus on supporting the internationalization processes of corporate customers and cover the main foreign financial markets.

Company	Activity
BMPS operates in various segments of the banking and financial sector, from traditional banking, including factoring products, to special-purpose loans, asset management, bancassurance and investment banking. The Bank performs management, coordination and control functions over the companies of the Group, within the general guidelines established by the Board of Directors and in accordance with the instructions provided by the Bank of Italy in the interest of the stability of the Group.
Monte Paschi Fiduciaria offers its services to private individuals and companies seeking the highest levels of confidentiality in relation to their interests and business through the use of fiduciary mandates. In addition, Montepaschi Fiduciaria can also act as a trust company for the management of the assets of a trustee or protector.

Widiba (WIse-DIalog-Bank) is the Group’s bank that integrates a self-service offering with the expertise of the BMPS network of financial advisors.
Monte Paschi Banque S.A. is the Group’s bank that supports the trade and investments of Italian companies abroad. In June 2025, BMPS entered into a binding agreement for the sale of its subsidiary Monte Paschi Banque S.A. to a private equity fund.

In addition to the above, there are companies operating in the agricultural sector, both in wine production and agri-food, with a real estate component for agritourism and accommodation activities (MPS Tenimenti Poggio Bonelli and Chigi Saracini Società Agricola S.p.A.) and food storage and warehousing services for third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

Intercompany relations are managed on the basis of a “Group Operating Regulation” that governs and coordinates the activities of the BMPS Group and ensures the achievement of results through defined rules and clear mechanisms for the allocation of management responsibilities, in compliance with the instructions issued by the supervisory authorities in the interest of the stability of the BMPS Group.

Intercompany transactions mainly concern financial support provided by the Bank, as Parent Company, to other companies, mostly in the form of deposits and outsourcing services relating to ancillary activities provided by the Bank (administrative services and property management).

The following chart shows the BMPS Group as of the Exemption Document Date.

2.1.2.2	Any significant changes having an impact on the operations and principal activities since the end of the period covered by the latest published audited financial statements

Without prejudice to what has been already mentioned in relation to the promotion of the Offer, after 31 December 2024 and until the Exemption Document Date, there were no changes that had an impact on the operations and principal activities of the BMPS Group.

For a complete description of significant events after the end of the 2024 financial year, please refer to (i) the

Paragraph entitled “Significant events after the end of 2024 financial year” (pages 32 and 33), of the BMPS 2024 Consolidated Financial Statements; and (ii) in the Paragraphs “Significant events in the first three months of 2025” (page 14) and “Significant events after the end of the first three months of 2025” (page 15) of the BMPS Consolidated Interim Report as of 31 March 2025, both incorporated by reference in this Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at the https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

2.1.2.3	Brief description of the principal markets, including a breakdown of total revenues by operating segment and geographic market for the last financial year

Based on the Group’s reporting criteria, which also take into account the Bank’s organizational structure, BMPS has defined the following operating segments in which it operates:

Retail Banking: which includes the economic/financial results of retail customers (customers in the “value” and “premium” segments) and of the online bank Banca Widiba (network of financial advisors and self-service channel);

Wealth Management: which includes the economic/financial results of private customers and the subsidiary MPS Fiduciaria;

Corporate Banking: which includes the economic/financial results of corporate customers (SME, corporate client and small business segments) and the foreign branch;

Large Corporate and Investment Banking: which includes the economic/financial results of large corporate customers and the business units “Corporate Finance and Investment Banking” and “Global Market”;

Corporate Center: which includes elisions against intercompany items and the results of the following business centers:

•	non-performing customers, centrally managed by the Non-Performing Loans Unit;

•	companies consolidated using the net equity method and those held for sale;

•	operating branches such as proprietary finance, treasury and capital management;

•	service structures that support the Group’s activities, with particular regard to the development and management of information systems.

The breakdown of the Group’s revenues by operating segment can be found (i) in Paragraph “Results by Operating Segment” (pages 94 – 119) of BMPS 2024 Consolidated Financial Statements; and (ii) in Paragraph “Results by Operating Segment” (pages 92 – 104) of the BMPS Consolidated Interim Report as of 31 March 2025, both documents incorporated by reference in this Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

With regard to the geographic breakdown of revenues, it should be noted that almost all of the Group’s revenues derive from Italy; revenues generated by the foreign network, which includes, in particular, the subsidiary MP Banque SA, in the process of being divested, represent approximately 1% of the Group’s total revenues as of 31 December 2024.

2.1.3	Investments

2.1.3.1	Material investments made since the date of the last published financial statements, and which are in progress and/or for which firm commitments have already been made by the Offeror, together with the anticipated source of funds

In the period between 1 January 2025 and the Exemption Document Date, the Offeror implemented the investment plan set out in the 2024-2028 Business Plan, as disclosed in the press release published on 6 August 2024 - relating to the consolidated results of the BMPS Group as of 30 June 2024 and the approval of the 2024-2028 Business Plan (available on the BMPS website at https://www.gruppomps.it/en/media-and-news/press-releases/pr-financial-results-2q-1h-06082024.html) - as well as in the presentation “A Clear and Simple Commercial Bank, Revolving Around Customers, Combining Technology With Human Touch, 2Q-24 & 1H-24 Results & Business Plan 2024-2028” (incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on BMPS’ website at https://www.gruppomps.it/en/investor-relations/business-plans-and-capital-increases.html).

In this regard, it should be noted that the budget allocated to support the project initiatives for the year 2025 was approved by the Offeror’s Board of Directors on 12 December 2024. The investments will be financed by the Issuer using resources already available as of the Exemption Document Date.

As of the Exemption Document Date, the implementation of the investments in the 2024-2028 Business Plan is consistent with the expectations.

For further information on the material investments made by the BMPS Group, please refer to the BMPS 2024 Consolidated Financial Statements and the BMPS Consolidated Interim Report as of 31 March 2025, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

2.1.4	Corporate Governance

2.1.4.1	Members of the administrative and supervisory bodies

Board of Directors

As of the Exemption Document Date, the Offeror’s Board of Directors is composed of 15 members:

(i)	9 of whom were elected by the Offeror’s shareholders’ meeting, in ordinary session, on 20 April 2023 for the renewal of the Board of Directors, namely, Mr. Nicola Maione, Mr. Gianluca Brancadoro, Mr. Luigi Lovaglio, Mrs. Alessandra Giuseppina Barzaghi, Mrs. Paola De Martini, Mr. Stefano Di Stefano, Mr. Domenico Lombardi, Mrs. Paola Lucantoni and Mr. Renato Sala;

(ii)	1 named by the Shareholders’ Meeting on 11 April 2024, namely, Raffaele Oriani, to replace the resigning director Mr. Marco Giorgino, who resigned on 13 November 2023;

(iii)	5 of whom, namely Mr. Alessandro Caltagirone, Mrs. Elena De Simone, Mrs. Marcella Panucci, Mrs. Francesca Paramico Renzulli and Mrs. Barbara Tadolini, appointed by the Offeror’s shareholders’ meeting, in ordinary session, on 17 April 2025 to restore the number of 15 members, as resolved by the Shareholders’ Meeting of 20 April 2023 and reduced as a result of the resignation of directors Mr. Paolo Fabris de Fabris, Mrs. Lucia Foti Belligambi, Mrs. Laura Martiniello, Mrs. Annapaola Negri-Clementi, Mrs. Donatella Visconti, on 17 December 2024.

The directors will remain in office for a period of three financial years from the start of the board’s term of office and, therefore, until the approval of the financial statements for the year ending 31 December 2025.

The following table shows the composition of the Offeror’s Board of Directors as of the Exemption Document Date:

Name and surname	Position Held	End of current term of office
Nicola Maione	Chairman – Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Gianluca Brancadoro	Vice-Chairman – Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Luigi Lovaglio	Chief Executive Officer – General Manager	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Alessandra Giuseppina Barzaghi	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Alessandro Caltagirone	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola De Martini	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Elena De Simone	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Stefano Di Stefano	Director	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Domenico Lombardi	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola Lucantoni	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Raffaele Oriani	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Marcella Panucci	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Francesca Paramico Renzulli	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Renato Sala	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Barbara Tadolini	Independent Director (*)	Shareholders’ meeting called to approve the financial statements as of 31 December 2025

(*) Independent director pursuant to the combined provisions of BMPS’ by-laws, Ministerial Decree 169/2020, the TUF and the Corporate Governance Code.

The Directors are domiciled for the purposes of their office at the address listed in the Companies’ Register of Arezzo – Siena.

For information regarding the Board of Directors of BMPS, please refer to the Report on Corporate

Governance and Shareholding Structure, prepared in accordance with Article 123-bis of the TUF and available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/governance-model.html.

Board of Statutory Auditors

As of the Exemption Document Date, the Offeror’s Board of Statutory Auditors was appointed on 20 April 2023 (with the exception of Mr. Giacomo Granata and Mrs. Paola Lucia Isabella Giordano, appointed on 11 April 2024) and will expire on the date of the Offeror’s Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2025.

The following table shows the composition of the Offeror’s Board of Statutory Auditors as of the Exemption Document Date:

Name and surname	Position held	End of current term of office
Enrico Ciai	Chairman of the Board of Statutory Auditors	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Lavinia Linguanti	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Giacomo Granata	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Pierpaolo Cotone	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025
Paola Lucia Isabella Giordano	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 31 December 2025

The Offeror’s Statutory Auditors are domiciled for the purposes of their office at the address listed in the Companies’ Register of Arezzo – Siena.

For information regarding the Board of Statutory Auditors of BMPS, please refer to the Report on Corporate Governance and Shareholding Structure, prepared in accordance with Article 123-bis of the TUF and available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/governance-model.html.

2.1.4.2	Identity of major shareholders

As of the Exemption Document Date, based on the communications received pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as well as on other information available to the Offeror, the shareholders holding a stake in the share capital or voting rights exceeding 3% of the ordinary share capital of the Offeror are indicated in the table below.

Declarant or subject at the top of the ownership chain	Direct shareholder	% of share capital and voting rights
Delfin S.A.R.L.	Delfin S.A.R.L.	9.780%(*)

Banco BPM S.p.A.	Banco BPM S.p.A.	5.004%
	Anima Holding S.p.A.	3.992%
	Total	8.996%
Italian Ministry of Economy and Finance	Italian Ministry of Economy and Finance	11.731%
Caltagirone Francesco Gaetano	Ausonia S.r.l.	0.056%
	Esperia 15 S.r.l.	0.056%
	MK 87 S.r.l.	0.040%
	Istituto Finanziario 2012 S.p.A.	0.556%
	Gamma S.r.l.	0.992%
	Azufin S.p.A.	1.191%
	VM 2006 S.r.l.	1.746%
	Mantegna 87 S.r.l.	0.103%
	Calt 2004 S.r.l.	0.127%
	Finanziaria Italia 2005 S.r.l.	0.159%
	Total	5.026%(*)

(*) Please note that, based on the communications made to the Offeror by the depositary intermediaries for the purpose of exercising voting rights at the BMPS’ shareholders’ meeting, in ordinary and extraordinary session, held on 17 April 2024, the shareholder Delfin S.A.R.L. has disclosed that it holds shares with voting rights equal to 9.866% of the Offeror’s share capital and Mr. Francesco Gaetano Caltagirone has disclosed that he holds (through various companies controlled by him) shares with voting rights equal to a total of 9.963% of the Offeror’s share capital.

The percentages listed in the table above, as published on CONSOB’s website and resulting from the communications made by the shareholders pursuant to Article 120 of the TUF, may not be updated and/or consistent with the data processed and published by other sources (including the Offeror’s website), in cases where shareholding did not trigger any shareholders’ communication obligation.

2.1.4.3	Number of employees

As of the Exemption Document Date, the Group employs 16,635 people.

2.1.5	Financial information

2.1.5.1	Financial statements

As of the Exemption Document Date, the most recent consolidated annual financial statements prepared by the Offeror refer to the year ended 31 December 2024 (the “BMPS 2024 Consolidated Financial Statements”).

The BMPS 2024 Consolidated Financial Statements, approved by the Offeror’s Board of Directors on 6 March 2025 and reviewed by the BMPS Shareholders’ meeting, in ordinary session, also contain the Independent Auditor’s report, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

The following table shows the range of pages where the various parts of the BMPS 2024 Consolidated Financial Statements that are incorporated by reference can be found.

Section	pages
Consolidated balance sheet	298 – 299
Consolidated income statement	300 – 301
Consolidated statement of changes in equity	303 – 304
Consolidated cash flow statement – indirect method	305 – 306
Notes to the consolidated financial statements	307 – 672
Independent Auditors’ report on the financial statements	681 – 696

On 8 May 2025, the Board of Directors reviewed and approved the BMPS Consolidated Interim Report as of 31 March 2025, which also contains the limited audit report of the Independent Auditor. The BMPS Consolidated Interim Report as of 31 March 2025 is incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

The following table shows the range of pages where the various parts of the BMPS Consolidated Interim Report as of 31 March 2025 that are incorporated by reference can be found.

Section	pages
Consolidated balance sheet	18 – 19
Consolidated income statement	20 – 21
Consolidated statement of changes in equity	23 – 24
Consolidated cash flow statement – indirect method	25
Explanatory Notes	26 – 110
Independent Auditors’ report	112 – 114

2.1.5.2	Accounting standards

BMPS 2024 Consolidated Financial Statements and the BMPS Consolidated Interim Report as of 31 March

2025 have been prepared in accordance with IFRS and IAS issued by the IASB – International Accounting Standards Board, as well as with the related interpretations provided by the IFRIC – International Financial Reporting Interpretations Committee, as adopted by the European Union.

2.1.5.3	Significant changes in the financial position which has occurred since the end of the last financial period and trends that are reasonably likely to have a material effect on the current financial year

From 31 December 2024 to the Exemption Document Date, there have been no significant changes in the financial position or trends that are reasonably likely to have a material effect on the current financial year.

For a description of the trends expected by the Bank, please refer to (i) Paragraph “Prospects and outlook on operations” (page 121) of the BMPS 2024 Consolidated Financial Statements; and (ii) Paragraph “Prospects and outlook on operations” (page 105) of the BMPS Consolidated Interim Report as of 31 March 2025, both incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

2.1.6	Legal and arbitration proceedings

As of the Exemption Document Date, the Offeror is not a party to any administrative, legal or arbitration proceedings that it believes could have significant effects on the BMPS Group or the Mediobanca Group.

As of 31 March 2025, the following proceedings were pending:

•	legal disputes with a total claim amount, if quantified, equal to Euro 3,091.4 million, of which approximately Euro 1,581.9 million as claims relating to disputes classified as having a “probable” risk of losing, for which provisions of Euro 458.4 million have been recorded, and approximately Euro 1,509.5 million as claims attributed to disputes classified as having a “possible” risk of losing;

•	out-of-court claims for a total claim amount, if quantified, equal to approximately Euro 55.9 million, of which approximately Euro 42.0 million classified as having a “probable” risk of losing and approximately Euro 13.9 million as having a “possible” risk of losing;

•	employment disputes as defendant with a total claim amount, if quantified, equal to approximately Euro 38.3 million, of which (i) approximately Euro 29.4 million as a claim relating to disputes classified as having a “probable” risk of losing for which provisions equal to approximately Euro 12.3 million have been recorded; and (ii) approximately Euro 8.9 million as claims attributed to passive disputes classified as having a “possible” risk of losing;

•	tax disputes with a total claim amount, if quantified, equal to approximately Euro 35.5 million, of which (i) approximately Euro 12.1 million as a claim relating to disputes classified as having a “probable” risk of losing, for which provisions equal to approximately Euro 12.0 million have been recorded; and (ii) approximately Euro 23.3 million as claims attributed to disputes classified as having a “possible” risk of losing.

For a complete description of the legal and arbitration proceedings, please refer to the “Main types of legal, employment and tax risks” of the BMPS 2024 Consolidated Financial Statements (pages 620 – 635) and the BMPS Consolidated Interim Report as of 31 March 2025 (pages 82 – 85), incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html.

2.1.7	Summary of information disclosed under Regulation (EU) No. 596/2014 of the European Parliament

and of the Council

The following is a summary of the information disclosed by the Offeror over the last 12 months pursuant to Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014, which appear to be relevant for the purposes of this Exemption Document.

Each of the press releases mentioned below is available for consultation on the Offeror’s website (www.gruppomps.it/en).

Press releases relating to extraordinary transactions

•	2 July 2025: the Offeror announces that it has obtained unconditional approval for the acquisition of control of Mediobanca from the Italian Competition and Market Authority pursuant to Law No. 287 of 10 October 1990 and the consequent fulfilment of the Antitrust Condition.

•	2 July 2025: the Offeror announces that, by resolution No. 23623 dated 2 July 2025, CONSOB has approved the Offer Document pursuant to Article 102, paragraph 4, of the TUF.

•	27 June 2025: the Offeror announces the registration with the Arezzo-Siena Companies’ Register of the minutes of the BMPS Board of Directors’ meeting held on 26 June 2025, specifying that BMPS’ shareholders representing, at the date of the resolution, at least one-twentieth of the share capital, in the amount prior to the capital increase, may exercise the rights referred to in Article 2443, paragraph 4, of the Italian Civil Code, within thirty days from the aforementioned registration.

•	26 June 2025: the Offeror announces that the Board of Directors has resolved, in execution of the Delegation, to increase the share capital against payment for a total of Euro 13,194,910,000, plus share premium, through the issuance of No. 2,230,000,000 ordinary shares, in one or more tranches and in divisible form, with the exclusion of the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, in service of the Offer. In the context of the resolution to increase the share capital, the Board of Directors of BMPS also provided the information required by Article 2343-quater, paragraph 3, letters a), b), c) and e), of the Italian Civil Code.

•	25 June 2025: the Offeror announces that it has successfully completed the placement of a Tier 2 subordinated issue with maturity in October 2035 and an early redemption option in October 2030, for an amount of Euro 500 million. The coupon has been set at 4.375% per annum.

•	25 June 2025: the Offeror announces that the ECB has granted the necessary authorization for the acquisition of a controlling shareholding in the Issuer and in its subsidiaries Mediobanca Premier S.p.A. and Compass Banca S.p.A.

•	20 June 2025: the Offeror announces, pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulations, the purchase of 70,000 shares of the Issuer in exercise of a call option acquired on 3 January 2025 by a customer of the Bank as part of the ordinary course of Markets operations and the termination of a securities lending position, hedging the risk arising from the above transaction with the customer, for 38,004 shares of the Issuer.

•	11 June 2025: the Offeror announces that it has successfully completed the placement of an issuance of Conditional Pass Through (“CPT”) European Covered Bond due 18 January 2031, reserved to institutional investors, for an amount equal to Euro 750 million. The coupon has been set at 2.750% per annum.

•	21 May 2025: the Offeror announces that it has successfully completed the placement of a new issuance of Senior Preferred Unsecured bonds, with a fixed rate, a maturity of 6 years (due 2031) and an early redemption option after 5 years, for an amount of Euro 500 million. The coupon has been set at 3.50%.

•	20 May 2025: the Offeror announces a technical adjustment to the Consideration of the Offer to reflect the payment of: (i) the Offeror’s dividend, approved by the shareholders’ meeting on 17 April 2025, and (ii) the interim dividend approved by Mediobanca’s Board of Directors on 8 May 2025, based on Mediobanca’s results as of 31 December 2024. The technical adjustment is equal to 0.23 BMPS shares for a total No. 2.533 BMPS shares for each Mediobanca share tendered in acceptance of the Offer.

•	20 May 2025: the Offeror announces that it has obtained prior authorization from the Italian Insurance Supervisory Authority (“IVASS”) pursuant to Article 68 of Legislative Decree No. 209 of 7 September 2005 for the acquisition by BMPS of an indirect qualifying holding, through Mediobanca, in Assicurazioni Generali S.p.A.

•	14 April 2025: the Offeror announces that the Presidency of the Council of Ministers has resolved, in accordance with the proposal of the Italian Ministry of Economy and Finance, not to exercise the special powers pursuant to Law Decree No. 21 of 15 March 2012, converted into Law No. 56 of 11 May 2012, with regard to the Offer.

•	8 April 2025: the Offeror announces that it has received from the European Central Bank the authorizations for the purpose of classifying the shares resulting from the Capital Increase Reserved to the Offer as Common Equity Tier 1 (CET1) capital.

•	13 February 2025: BMPS announces that it has filed with CONSOB the offer document relating to the Offer, pursuant to Article 102, paragraph 3, of the TUF and Article 37-ter of the Issuers’ Regulation.

•	10 February 2025: BMPS, in line with the funding plan and having received authorization from the Single Resolution Board, announces the exercise, on 2 March 2025, of the option to repay in full and in advance the senior bond named “€750,000,000 Fixed to Floating Rate Callable Senior Notes due 2 March 2026” and having ISIN code XS2593107258.

•	24 January 2025: BMPS, pursuant to Article 102, paragraph 1 of the TUF and Article 37 of the Issuers’ Regulation, announces that it decided, on 23 January 2025, to launch a voluntary public exchange offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF, with respect to all of the ordinary shares of Mediobanca.

•	3 January 2025: BMPS, in line with the funding plan and having received authorization from the European Central Bank, announces the exercise, on 22 January 2025, of the option to early redeem the Tier 2 subordinated bond named “€400,000,000 8.000 per cent. Reset Callable Subordinated Notes” with ISIN code XS2106849727.

•	20 November 2024: BMPS announces that it has successfully completed the placement of a new Senior Preferred Unsecured bond issuance with a 6-year maturity (due 2030) and an early redemption option after 5 years, for an amount of Euro 750 million. The transaction collected orders of up to Euro 2.4 billion, allowing the coupon to be set at 3.625%.

•	9 July 2024: BMPS announces the successful placement of a 6-year Social Conditional Pass Through European Covered Bond issuance with Italian and foreign institutional investors for an amount of Euro 750 million. Orders exceeding Euro 1.2 billion were collected, allowing the coupon to be set at 3.3750%.

Press releases relating to corporate financial events

•	27 May 2025: the Offeror announces that Moody’s Ratings has upgraded the Bank’s ratings, raising the long-term rating on senior unsecured debt to “Ba1” (from “Ba2”) and the long-term rating on deposits to “Baa2” (from “Baa3”). The Baseline Credit Assessment (“BCA”) has also been upgraded to “ba1” (from “ba2”). The outlook for BMPS’ long-term deposits and senior unsecured debt has been confirmed as “positive”.

•	9 May 2025: the Offeror announces that the Board of Directors has approved the results as of 31 March

2025.

•	3 April 2025: the Offeror announces that the rating agency DBRS Ratings GmbH has upgraded the Long-Term Issuer rating, the Long-Term Senior Debt rating and the standalone Intrinsic Assessment rating to investment grade at “BBB (low)” and, at the same time, the Long-Term Deposit rating has been upgraded to “BBB”. The outlook has been confirmed as “positive”.

•	6 March 2025: Offeror’s Board of Directors announces that it has approved the draft financial statements of the Bank and the consolidated financial statements of the BMPS Group as of 31 December 2024, confirming the preliminary results already approved by the Board and announced to the market on 6 February 2025. The Board of Directors also resolved to propose to the next Shareholders’ Meeting the distribution of a cash dividend per share equal to Euro 0.86, gross of withholding taxes required by law, for a total amount equal to approximately Euro 1,083 million.

•	6 February 2025: The Board of Directors of the Offeror announces that it has reviewed and approved the preliminary consolidated results as of 31 December 2024. The year ended with a net profit of Euro 1,951 million and gross operating profit of Euro 2,165 million (+10.8% y/y), with revenues of Euro 4,034 million, up 6.2% y/y, and operating expenses of Euro 1,869 million (+1.4% y/y).

•	31 January 2025: BMPS announces that Moody’s Ratings has upgraded its long-term outlook on the Bank’s deposit and senior unsecured debt ratings from stable to positive, confirming all of the Bank’s ratings. The agency’s decision follows BMPS’ announcement of the Offer.

•	11 December 2024: BMPS announces that it has received notification of the European Central Bank’s final decision regarding the capital requirements to be met on a consolidated basis from 1 January 2025, following the conclusion of the annual review and prudential assessment process conducted in 2024. The additional capital requirement “P2R” improved by 25 bps compared to 2024 levels (2.75%), standing at 2.50%. The minimum total Common Equity Tier 1 ratio stands at 8.78%. The Pillar II Capital Guidance “P2G”, set at 1.15%, is unchanged from 2024 levels. Compared to the final 2023 decision, the European Central Bank has removed the requirement for prior authorization for the distribution of dividends.

•	8 November 2024: the Board of Directors of BMPS reviewed and approved the consolidated results as of 30 September 2024. The first nine months of the year ended with a net profit of Euro 1,566 million (+68.6% y/y); the nine-month gross operating profit amounted to Euro 1,645 million (+13.7% y/y), with total revenues equal to Euro 3,037 million (+8.3% y/y) and operating expenses equal to Euro 1,392 million (+2.5% y/y).

•	25 October 2024: Fitch Ratings upgraded the Bank’s ratings by one notch, raising the Long-Term Issuer Default Rating to “BB+” from “BB” and the Viability Rating to “bb+” from “bb”. Outlook improved from “stable” to “positive”.

•	6 August 2024: The Board of Directors of BMPS reviewed and approved the consolidated results as of 30 June 2024. The first six months of the year closed with a net profit of Euro 1,159 million (+87.3% y/y), including a positive net tax effect of Euro 457 million. EBITDA for the half-year amounted to Euro 1,106 million, with total revenues of Euro 2,031 million (+9.7% y/y) and operating expenses of Euro 925 million (+1.2% y/y). At the same meeting, the Board of Directors approved the 2024-2028 Business Plan, with an update of the financial targets, following the achievement of the main objectives of the previous 2022-2026 Plan, and the strategic guidelines to strengthen the positioning of “Clear and Simple Commercial Bank” through a digital-driven transformation and increasing specialization of the service model for households and businesses.

Press releases relating to the governance of the Offeror

•	17 April 2025: the Offeror announces that the shareholders’ meeting, both in ordinary and extraordinary session, has (i) approved BMPS’ financial statements for the year ended 31 December 2024; (ii) approved the distribution of a dividend of Euro 0.86 per share; (iii) confirmed the appointment of the directors co-opted on 25 December 2024; (iv) approved the granting of the Delegation to the Board of Directors pursuant to Article 2443 of the Italian Civil Code to proceed with the Capital Increase Reserved to the Offer.

•	18 March 2025: the Board of Directors of the Offeror announces the convening of BMPS shareholders’ meeting, both in ordinary and extraordinary session, for 17 April 2025, at 10:00 a.m., on single call.

•	6 February 2025: the Board of Directors of BMPS, following the reinstatement of the relevant members through the co-opting of five new directors, resolved on the new composition of the Board Committees and appointed the relevant members.

•	24 January 2025: the Board of Directors of BMPS, as the competent body pursuant to Ministerial Decree No. 169/2020, verified, with regard to each director appointed by co-optation on 27 December 2024, that they meet the requirements and comply with the eligibility criteria set forth in current legislation and the By-laws. The Board of Directors continues to be composed primarily of independent directors.

•	27 December 2024: the Board of Directors of BMPS, with a unanimous vote and the approval of the Board of Statutory Auditors, pursuant to Article 2386 of the Italian Civil Code, appointed by co-optation Alessandro Caltagirone (non-independent), Elena De Simone (non-independent), Marcella Panucci (independent), Francesca Renzulli (independent) and Barbara Tadolini (independent), following the resignation of five directors indicated in the list submitted by the Italian Ministry of Economy and Finance on 27 March 2023. The new directors will remain in office until the next Shareholders’ Meeting.

•	18 December 2024: BMPS announces that, on 17 December 2024, five independent directors who had been appointed by the Italian Ministry of Economy and Finance in the list submitted on 27 March 2023 resigned from office, namely: Paolo Fabris De Fabris, Lucia Foti Belligambi, Laura Martiniello, Annapaola Negri-Clementi and Donatella Visconti. The Board of Directors will promptly integrate the composition of the management body, in accordance with the relevant regulatory provisions.

•	12 December 2024: upon request of the independent directors, the Board of Directors of BMPS unanimously appointed – with the abstention of the interested person – the Independent Director Mrs. Paola De Martini, as Lead Independent Director of BMPS. She will remain in office until the expiry of the current Board of Directors of BMPS, and therefore until the Shareholders’ Meeting called to approve the financial statements for the year ending 31 December 2025.

2.2	Information on the Issuer

2.2.1	General information

2.2.1.1	Legal and commercial name

The Issuer is named Mediobanca – Banca di Credito Finanziario Società per Azioni.

2.2.1.2	Additional information

Mediobanca is incorporated as a joint-stock company (società per azioni), is registered with the Companies’ Register of Milan under number 00714490158 and operates under the laws of the Republic of Italy. Its legal entity identifier (LEI) is: PSNL19R2RXX5U3QWHI44.

Mediobanca’s registered office is in Piazzetta Enrico Cuccia 1, 20121 Milan, phone No. (+39) 02-88291.

It should be noted that, as of the Exemption Document Date, the Mediobanca Shares are admitted to trading on Euronext Milan.

Mediobanca’s website is www.mediobanca.com/en.

2.2.1.3	Names of the auditors for the period covered by the financial statements and the name of the professional body which they are members of

The independent auditor responsible for auditing Mediobanca’s financial statements is EY S.p.A., with registered office in via Meravigli 12, Milan, registered with the Register of Statutory Auditors pursuant to Articles 6, et seq., of Legislative Decree No. 39 of 2010, as amended by Legislative Decree No. 135 of 2016, with registration number 70945.

2.2.2	Business overview

2.2.2.1	Principal activities, including the main categories of products sold and/or services performed in the last financial year

The information relating to Mediobanca’s principal activities included in the Exemption Document has been extracted from public information made available by Mediobanca, including that provided in Mediobanca 2023/2024 Consolidated Financial Statements, Mediobanca 2024/2025 Half-Year Financial Report and Mediobanca 2024/2025 Nine-Month Press Release, as published on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html. The Offeror cannot provide any guarantee as to the accuracy of such information, for which Mediobanca is solely responsible and which has not been verified or reviewed by the Offeror.

The Issuer is authorized by the Bank of Italy to carry out the banking business in accordance with Italian law.

Pursuant to Article 3 of its By-laws, Mediobanca’s corporate purpose consists of the collection of savings and the granting credit in all its forms, with particular reference to medium/long-term loans to businesses.

In compliance with current regulations, Mediobanca may carry out banking, financial and intermediation transactions and provide banking, financial and intermediation services, as well as any other activity instrumental or connected with the pursuit of its corporate purpose.

Mediobanca’s main activities are divided into the following segments:

•	Wealth Management (WM): which includes asset management activities for various categories of customers and asset management, as described on page 198 of Mediobanca 2024/2025 Half-Year Financial Report;

•	Corporate & Investment Banking (CIB): includes services for corporate customers in the areas of Wholesale Banking (lending, Capital Market activities, Advisory, Trading on behalf of customers and proprietary trading, as described on page 198 of Mediobanca 2024/2025 Half-Year Financial Report);

•	Consumer Finance (CF): includes a range of consumer credit products as described on page 198 of Mediobanca 2024/2025 Half-Year Financial Report;

•	Insurance – Principal Investing (PI): includes the Group’s portfolio of equity investments and shares as described on page 198 of Mediobanca 2024/2025 Half-Year Financial Report; and

•	Holding Functions: include all activities described on page 199 of the Mediobanca 2024/2025 Half-Year Financial Report.

The Issuer is the parent bank of the Mediobanca Group and, as such, in addition to the banking business, it performs, pursuant to Article 61, paragraph 1, of the TUB, the functions of management and coordination as well as unified control over the banking, financial and instrumental subsidiaries that are part of the Mediobanca Group.

Within the scope of its management and coordination powers, the Issuer provides instructions to the members of the Mediobanca Group, including for the implementation of instructions issued by the supervisory authorities and in the interests of the stability of the Mediobanca Group itself.

The Issuer also exercises management and coordination activities pursuant to Articles 2497, et seq., of the Italian Civil Code with respect to Italian companies belonging to the Mediobanca Group and directly or indirectly controlled by the Issuer.

The table below lists the companies directly or indirectly controlled by or affiliated with the Issuer and included in the Mediobanca Group’s scope of consolidation, taken from the Mediobanca 2024/2025 Half-Year Financial Report, indicating their names and registered offices.

Denomination	Registered Office
Spafid S.p.A.	Foro Buonaparte, 10 20121, Milan, Italy
Mediobanca Innovation Services – S.c.p.A.	Via Siusi, 7 20132, Milan, Italy
CMB Monaco S.A.M.	17 Avenue des Spélugues, 98000 Monaco
CMG Monaco S.A.M.	17 Avenue des Spélugues, 98000 Monaco
Mediobanca International (Luxembourg) S.A.	4, Boulevard Joseph II, L – 1840, Luxembourg, Grand Duchy of Luxembourg
Compass Banca S.p.A.	Via Caldera, 21 20153, Milan, Italy
Mediobanca Premier S.p.A.	Viale Luigi Bodio, 37 20158, Milan, Italy
MBCredit Solutions S.p.A.	Via Caldera, 21 20153, Milan, Italy
Selmabipiemme Leasing S.p.A.	Via Siusi, 7 20132, Milan, Italy
MB Funding Luxembourg S.A.	28, Boulevard F. W. Raiffeisen, L – 2411, Luxembourg, Grand Duchy of Luxembourg
Mediobanca Securities USA L.L.C.	National Registered Agents, Inc., 1209 Orange Street, Wilmington, DE 19801
Mb Facta S.p.A.	Via Siusi, 7 20132, Milan, Italy
Quarzo S.r.l.	Via Filippo Turati, 29 20121, Milan, Italy
Mediobanca Covered Bond S.r.l.	Via Filippo Turati, 29 20121, Milan, Italy
Compass Re (Luxembourg) S.A.	4, Boulevard Joseph II, L – 1840, Luxembourg, Grand Duchy of Luxembourg
Mediobanca International Immobiliere S. A R.L.	4, boulevard Joseph II, L – 1840, Luxembourg, Grand Duchy of Luxembourg
Polus Capital Management Group Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Polus Capital Management Limited	Asticus Building, 21 Palmer Street, London, United

Kingdom, SW1H 0AD
Polus Capital Management (US) Inc.	The Corporation Trust Company, Corporation Trust Center 1209 Orange St., Wilmington, DE 19801
Polus Capital Management Investments Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Polus Investment Managers Limited	Asticus Building, 21 Palmer Street, London, United Kingdom, SW1H 0AD
Bybrook Capital Burton Partnership (GP) Limited	South Church Street, Ugland House, P. O. Box 309, C/O Maples Corporate Services Limited, South Church Street, George Town, Grand Cayman Ky1-1104, Cayman Islands
Spafid Trust S.r.l.	Foro Buonaparte, 10 20121, Milan, Italy
Mediobanca Management Company S.A.	2, Boulevard de la Foire, L – 1528, Luxembourg, Grand Duchy of Luxembourg
Mediobanca Sgr S.p.A.	Foro Buonaparte, 10 20121, Milan, Italy
RAM Active Investments S.A.	Rue du Rhône 8, 1204 Geneve, Switzerland
Messier et Associes S.A.S.	23 Avenue D’Iéna – 75116 Paris, France
Messier et Associes L.L.C.	1450 Broadway Avenue, 38th Floor, New-York, NY 10018, USA
MBContact Solutions S.r.l.	Via Caldera, 21 20153, Milan, Italy
Compass Rent S.r.l.	Via Brennero, 43 38122, Trento, Italy
Compass Link S.r.l.	Via Caldera, 21 20153, Milan, Italy
RAM Active Investments Limited (UK) (in winding up)	35 Berkeley Square, London, United Kingdom, W1J 5BF
CMB Real Estate Development S.A.M.	17 Avenue des Spélugues, 98000 Monaco
Arma Partners LLP	The Shard, London Bridge Street, London, United Kingdom, SE1 9SG
Arma Partners Corporate Finance Ltd	The Shard, London Bridge Street, London, United Kingdom, SE1 9SG
Arma Deutschland GmbH	Nymphenburger Str. 14, D-80335 München, Germany
Heylight S.A.	Rue du Nant 8, c/o Berney Associés SA, 1207, Geneve, Switzerland

Below is a chart, as published on the Issuer’s website, showing the main companies of the Mediobanca Group as of the Exemption Document Date.

MEDIOBANCA
_100% MB FUNDING LUX
_100% SELMABIPIEMME LEASING
_100% MEDIOBANCA INNOVATION SERVICES[1]
_50% MB SPEEDUP LIMITED
1) 0.006% HELD BY SUBSIDIARIES
WEALTH MANAGEMENT
Affluent & Premier
100% MEDIOBANCA PREMIER
_90% MEDIOBANCA COVERED BOND
Private Banking
99.998% CMB MONACO[1]
_99.89% CMG MONACO[2]
_60% CMB REAL ESTATE DEVELOPMENT SAM[3]
1) 0.002% HELD BY THE DIRECTORS OF CMB
2) 0.11% HELD BY THE DIRECTORS OF CMG
3) 40% HELD BY MEDIOBANCA
100% SPAFID
_100% SPAFID TRUST
100% MEDIOBANCA SGR
100% MEDIOBANCA MANAGEMENT Co.
93.05% RAM ACTIVE INVESTMENTS
65.13% POLUS CAPITAL MANAGEMENT GROUP LTD
_100% POLUS CAPITAL MANAGEMENT LTD
_100% BYBROOK CAPITAL BURTON PARTNERSHIP LTD
_100% POLUS CAPITAL MANAGEMENT (US) INC
CORPORATE & INVESTMENT BANKING
100% MEDIOBANCA INTERNATIONAL[1]
_100% MEDIOBANCA INTERNATIONAL IMMOBILIERE
1) 1% HELD BY COMPASS BANK
100% MBFACTA
87.15% MESSIER & ASSOCIES
_50% MESSIER & ASSOCIATES (USA)
100% MB SECURITIES USA
100% MBCREDIT SOLUTIONS
_100% MBCONTACT SOLUTIONS(*)
100% ARMA PARTNERS LLP
_100% ARMA PARTNERS CORPORATE FINANCE LIMITED
_100% ARMA DEUTSCHLAND GMBH
CONSUMER BANKING
100% COMPASS BANCA
_100% COMPASS LINK
_100% COMPASS RE(*)
_100% COMPASS RENT(*)
_100% HEYLIGHT SA
_90% QUARZO
_76.54% HEIDI PAY AG[1]
_99.96% DI HEIDI PAY LTD[1]
_100% di HOLIPAY S.r.l.[1]
1) Instrumental companies
Member of Mediobanca Banking Group
Wholly-owned 100% COMPASS BANCA
(*) Not member of Mediobanca Banking Group

2.2.2.2	Significant changes having an impact on the operations and principal activities since the end of the period covered by the latest published audited financial statements

To the best of the Offeror’s knowledge, except as indicated in the Paragraph “Events subsequent to the reporting date” (page 121) of the Mediobanca 2023/2024 Consolidated Financial Statements and in the same Paragraph (page 76) of the Mediobanca 2024/2025 Half-Year Financial Report, incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html, as of 31 December 2024, no significant changes have occurred that have had an impact on the Issuer’s operations and activities as of the Exemption Document Date.

Without prejudice to the above, on 28 April 2025, pursuant to and for the purposes of Article 102, paragraph 1, of the TUF, as well as Article 37 of the Issuers’ Regulation, Mediobanca notified the market that on 27 April 2025 it had decided to promote a voluntary public exchange offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF, for all the ordinary shares of Banca Generali S.p.A. (“Banca Generali”) admitted to trading on Euronext Milan, organised and managed by Borsa Italiana (the “Mediobanca-Banca Generali Offer”).

The Mediobanca-Banca Generali Offer therefore concerns No. 116,851,637 ordinary shares of Banca Generali (i.e., all the shares issued by Banca Generali as of that date), including treasury shares held by Banca Generali itself (equal to No. 2,907,907 as reported in Banca Generali’s financial statements as of 31 December 2024).

Mediobanca has declared that for each Banca Generali share tendered in acceptance of the Mediobanca-Banca Generali Offer, it will pay a consideration of 1.70 ordinary shares of Assicurazioni Generali S.p.A. (“Assicurazioni Generali”) held by Mediobanca.

On 19 May 2025, Mediobanca notified the market that it had filed the offer document with CONSOB pursuant to and for the purposes of Article 37-ter of the Issuers’ Regulation.

On 15 June 2025, Mediobanca’s Board of Directors resolved to postpone the date of the ordinary Shareholders’ Meeting for the authorization of the Mediobanca-Banca Generali Offer, originally convened for 16 June 2025, in accordance with Article 104 of the TUF, to 25 September 2025.

For further information on the Mediobanca-Banca Generali Offer, please refer to Section Warnings, Paragraph A.17, of the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulations, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/mediobanca-28-april.html.

2.2.2.3	Brief description of the principal markets, including a breakdown of total revenues by operating segment and geographic market for the last financial year

The Mediobanca Group’s activities are mainly focused on the Italian market. Approximately 80% of the Mediobanca Group’s loan portfolio originates in Italy.

As previously mentioned, the Mediobanca Group operates in the following market segments:

•	Wealth Management (WM): which comprises asset management activities for various categories of clients and asset management. The division includes Mediobanca Premier, which serves Premier clients; the private banking networks of MBPB and CMB Monaco; the asset management companies (Polus Capital, Mediobanca SGR, Mediobanca Management Company and RAM Active Investments); and the fiduciary activities of Spafid;

•	Corporate & Investment Banking (CIB): includes services for corporate clients in the areas of Wholesale Banking (lending, Capital Market activities, Advisory, Trading on behalf of clients and proprietary trading carried out by Mediobanca, Mediobanca International, Mediobanca Securities, Messier et Associés and Arma Partners) and Specialty Finance, i.e., Factoring carried out by MBFACTA, and Credit Management relating solely to third-party management carried out by MBCredit Solutions and MBContact Solutions;

•	Consumer Finance (CF): offers retail customers a range of consumer credit products: personal loans, special-purpose loans, salary-backed loans, credit cards, as well as the Buy Now Pay Later solution called “Pagolight”. The Compass RE segment (which reinsures risks related to insurance policies placed with customers), Compass Rent (active in the rental of goods) and Compass Link (which, through external partners, distributes Compass products and services) are included in this segment;

•	Insurance – Principal Investing (PI): includes the Group’s portfolio of equity investments and securities, in particular the investment in Assicurazioni Generali, which is the main component of the division. The division also includes investments in funds and vehicles promoted and managed by the Group’s asset management companies (so-called seed capital), as well as investments in private equity funds managed by third parties; and

•	Holding Functions: include, in addition to SelmaBPM Leasing, MIS, other minor companies, the Group’s Treasury and ALM, the costs of the Group’s central functions, including operations, support functions (Chief Financial Office, Group Corporate Affairs, Investor Relations, Human Resources), senior management and control functions (Risk Management, Internal Audit and Compliance) for the portion not attributable to the business lines.

The breakdown of Mediobanca Group revenues by operating segment can be found:

–	with reference to the financial year ended 30 June 2024, in Paragraph “Earnings/balance-sheet data by division” (pages 32–33) of the Mediobanca 2023/2024 Consolidated Financial Statements, which are incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and are available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

–	with reference to the six months ended 31 December 2024, in Paragraph “Earnings/balance-sheet data by division” (pages 15 and 16) of the Mediobanca 2024/2025 Half-Year Financial Report, which are incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and are available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html; and

–	with reference to the nine months ended 31 March 2025, in Paragraph “Profit-and-loss figures/balance-sheet data by division” (pages 24 and 25) of the Mediobanca 2024/2025 Nine-Month Press Release, which are incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and are available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

Mediobanca has represented that it is currently authorized and regulated by the Financial Conduct Authority (FCA) in the United Kingdom for the provision of investment services both through its London branch and on a cross-border basis in the United Kingdom.

With regard to the Mediobanca Group company Polus Capital Management Group Limited (“Polus”) based in the United Kingdom, its fund management activities are delegated to a manager based in Ireland (Carne Global Fund Managers Ireland Limited), which has sub-delegated the management to Polus itself. Polus continues to manage the investment strategies and portfolio management for the funds.

The breakdown of the Mediobanca Group’s revenues by geographic area can be found in Paragraph “B.1 Profit-and-loss figures by geography” (page 370) of the Mediobanca 2023/2024 Consolidated Financial Statements, which are incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and are available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

2.2.3	Investments

2.2.3.1	Material investments made since the date of the last published financial statements, and which are in progress and/or for which firm commitments have already been made by the Offeror, together with the anticipated source of funds

BMPS is not aware of any investments currently being made and/or which, as of the Exemption Document Date, are subject to a firm commitment by the Issuer other than those indicated in Part G, Section 1 (page 358) of the Mediobanca 2023/2024 Consolidated Financial Statements, and page 10 of the Mediobanca 2024/2025 Nine-Month Press Release, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

2.2.4	Corporate Governance

2.2.4.1	Members of the administrative and supervisory bodies

Board of Directors

The Issuer’s Board of Directors was appointed by the Shareholders’ Meeting of Mediobanca, in ordinary session, held on 28 October 2023 and will remain in office for a period of three financial years, until the approval of the financial statements as of 30 June 2026. On that occasion, the following members were appointed: Mr. Renato Pagliaro (Chairman of the Board of Directors), Mr. Alberto Nagel (Chief Executive Officer), Mr. Francesco Saverio Vinci, Mrs. Angela Gamba, Mr. Vittorio Pignatti-Morano Campori, Mrs. Sabrina Pucci, Mr. Mana Abedi, Mrs. Virginie Banet, Mrs. Laura Cioli, Mr. Marco Giorgino, Mrs. Valérie Hortefeux, Mr. Maximo Ibarra, Mr. Sandro Panizza, Mrs. Laura Penna and Mr. Angel Vilà Boix (Directors).

As of the Exemption Document Date, the Board of Directors is composed of the following members, with an indication of their position and main personal details.

Name and Surname	Position held	End of current term of office
Renato Pagliaro	Chairman	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Alberto Nagel	Chief Executive Officer	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Francesco Saverio Vinci	General Manager – Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angela Gamba	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Vittorio Pignatti-Morano Campori	Vice-Chairman – Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Sabrina Pucci	Vice-Chairman – Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Mana Abedi	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Virginie Banet	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Laura Cioli	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Marco Giorgino	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Valérie Hortefeux	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Maximo Ibarra	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Sandro Panizza	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Laura Penna	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angel Vilà Boix	Independent Director	Shareholders’ meeting called to approve the financial statements as of 30 June 2026

The directors of the Issuer are domiciled, for the purposes of their office, at the address listed in the Companies’ Register of Milan-Monza-Brianza-Lodi.

For information regarding Mediobanca’s Board of Directors, please refer to the Corporate Governance and

Ownership Structure Report, prepared in accordance with Article 123-bis of the TUF, available on the website (www.mediobanca.com/en).

Board of Statutory Auditors

The Board of Statutory Auditors was appointed by the Shareholders’ Meeting of Mediobanca, in ordinary session, on 28 October 2023 and will remain in office for a period of three financial years, until the approval of the financial statements as of 30 June 2026. The Board of Statutory Auditors consists of the following three standing members and three alternate members: Mr. Mario Matteo Busso (Chairman), Mrs. Elena Pagnoni and Mr. Ambrogio Virgilio (standing auditors), Mr. Angelo Rocco Bonissoni, Mrs. Anna Rita de Mauro and Mr. Vieri Chimenti (alternate auditors).

As of the Exemption Document Date, the Board of Statutory Auditors is composed of the following members, with an indication of their position and main personal details:

Name and surname	Position held	End of current term of office
Mario Matteo Busso	Chairman	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Elena Pagnoni	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Ambrogio Virgilio	Standing Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Angelo Rocco Bonissoni	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Anna Rita de Mauro	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026
Vieri Chimenti	Alternate Statutory Auditor	Shareholders’ meeting called to approve the financial statements as of 30 June 2026

The Statutory Auditors of the Issuer are domiciled, for the purposes of their office, at the address listed in the Companies’ Register of Milan-Monza-Brianza-Lodi.

For information regarding Mediobanca’s Board of Statutory Auditors, please refer to the Corporate Governance and Ownership Structure Report, prepared in accordance with Article 123-bis of the TUF, available on the website (www.mediobanca.com/en).

2.2.4.2	Identity of major shareholders

As of the Exemption Document Date, based on the communications disclosed pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as published on the CONSOB website, the shareholders holding a stake in the Issuer’s share capital or voting rights exceeding 3% of the Issuer’s ordinary share capital are indicated in the table below.

Declarant or subject at the top of the ownership chain	Direct shareholder	% of share capital and voting rights of the direct shareholder
Francesco Gaetano	Fincal S.p.A.	1.880%

Caltagirone	Istituto Finanziario 2012 S.p.A.	3.203%
	Gamma S.r.l.	0.416%
	Total	5.499%
Delfin S.A.R.L.	Delfin S.A.R.L.	19.390%

The percentages shown in the table above, as published on CONSOB’s website and resulting from the communications made by the shareholders pursuant to Article 120 of the TUF, may not be up to date and/or consistent with the data processed and published by other sources (including the Offeror’s website), in the event that subsequent changes in shareholdings have not triggered any shareholders’ disclosure obligations. For the sake of completeness, it should be noted that in a press release issued on 30 June 2025 pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulation, Banca Mediolanum S.p.A., also on behalf of Mediolanum Vita S.p.A., announced to the market that on the same date, certain transactions for the sale of Mediobanca shares had been completed through an accelerated bookbuilding process, with settlement of the sale set for 3 July 2025. Specifically, the sale involved, with regard to Banca Mediolanum S.p.A., No. 22,644,712 Mediobanca Shares and, with regard to Mediolanum Vita S.p.A., No. 6,450,398 Mediobanca Shares, for a total of approximately 3.5% of Mediobanca’s share capital. As of the Exemption Document Date, the communication pursuant to Article 120 of the TUF is not yet available.

As of the Exemption Document Date, a consultation agreement is in place between certain shareholders of Mediobanca, falling within the scope of Article 122, paragraph 5, letter a) of the TUF. For further information in this regard, please refer to the Issuer’s website at https://www.mediobanca.com/en/corporate-governance/shareholders/consultation-agreement-between-shareholders.html.

2.2.4.3	Number of employees

Pursuant to Mediobanca 2024/2025 Nine-Month Press Release, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulations, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html, as of 31 March 2025, the Mediobanca Group employed 5,508 employees. The Offeror does not have more recent information than that provided as of that date.

2.2.5	Financial information

2.2.5.1	Financial statements

For the Mediobanca Group, the following are incorporated by reference in accordance with Article 19 of the Prospectus Regulations:

•	the financial information of the Mediobanca Group for the 2023/2024 financial year, approved by the Issuer’s Board of Directors on 19 September 2024 and reviewed by the Issuer’s shareholders’ meeting, in ordinary session, on 28 October 2024, including the independent auditor’s report issued on 25 September 2024;

•	the financial information of the Mediobanca Group for the six months ended 31 December 2024, approved by the Issuer’s Board of Directors on 10 February 2025, including independent auditor’s report issued on 11 February 2025;

•	the financial information of the Mediobanca Group for the nine months ended 31 March 2025,

approved by the Issuer’s Board of Directors on 8 May 2025 and made available to the public through a press release.

For further information, please refer to the Mediobanca 2023/2024 Consolidated Financial Statements, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html, and in the Mediobanca 2024/2025 Half-Year Financial Report, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html, and in the Mediobanca 2024/2025 Nine-Month Press Release, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

The following table shows the range of pages where the various parts of the Mediobanca 2023/2024 Consolidated Financial Statements, the Mediobanca 2024/2025 Half-Year Financial Report and the Mediobanca 2024/2025 Nine-Month Press Release are available and which are incorporated.

Section	Financial Year 2023/2024	Half-Year 2024/2025	Nine-Month Press Release 2024/2025
Consolidated Balance Sheet	98 – 99	57 – 58	23
Consolidated Profit and Loss Account	100	59	22
Statement of Consolidated Comprehensive Income	101	60	30
Consolidated Cash Flow Statement Direct Method	104	63	N/A.
Notes to the Accounts	106 – 376	65 – 200	N/A.
Independent Auditor’s report	86 – 96	54 – 55	N/A.

2.2.5.2	Accounting standards

The Mediobanca 2023/2024 Consolidated Financial Statements, the Mediobanca 2024/2025 Half-Year Financial Report and the Mediobanca 2024/2025 Nine-Month Press Release have been prepared in accordance with IFRS and IAS issued by the IASB - International Accounting Standards Board, as well as with the related interpretations provided by the IFRIC - International Financial Reporting Interpretations Committee, as adopted by the European Union.

2.2.5.3	Significant changes in the financial position which has occurred since the end of the last financial period and trends that are reasonably likely to have a material effect on the current financial year

To the best of the Offeror’s knowledge, there have been no significant changes in the Issuer’s financial position since 31 March 2025 to the Exemption Document Date.

With regard to trends that that are reasonably likely to have a material effect on prospects of the Issuer, please refer to the Paragraph entitled “Outlook” (pages 50 and 51) of the Mediobanca 2024/2025 Half-Year Financial Report and pages 18 and 19 of the Mediobanca 2024/2025 Nine-Month Press Release, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

2.2.6	Legal and arbitration proceedings

To the best of the Offeror’s knowledge, as of the Exemption Document Date, none of the legal proceedings involving Mediobanca and its consolidated companies had, or had recently had, a significant impact on the financial position or profitability of the Mediobanca Group.

For further information on legal proceedings and disputes with the tax authorities to which the Mediobanca Group is a party, please refer to the Paragraph entitled “Provisions for risks and charges” of the Mediobanca 2023/2024 Consolidated Financial Statements (pages 211-215) and the Mediobanca 2024/2025 Half-Year Financial Report (pages 123-124), incorporated by reference into this Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html.

2.2.7	Summary of information disclosed under Regulation (EU) No. 596/2014 of the European Parliament and of the Council

Below is a summary of the information disclosed by Mediobanca over the last 12 months pursuant to Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014, which appear to be relevant for the purposes of this Exemption Document.

Each of the press releases mentioned below is available for consultation on the Issuer’s website (www.mediobanca.com/en).

Press releases relating to extraordinary transactions

•	2 July 2025: Mediobanca announces that it has completed the share buyback programme launched on 12 November 2024, approved by the Shareholders’ Meeting of Mediobanca, in ordinary session, on 28 October 2024 and authorized by the European Central Bank on 7 October 2024, and that it has purchased a total of 24,146,245 treasury shares, equal to 2.9% of the Issuer’s share capital, for a total consideration of Euro 384,999,983. Following these purchases, Mediobanca announces that it holds a total of 26,914,597 treasury shares, equal to 3.2% of its share capital.

•	2 July 2025 – 16 June 2025: As part of the share buyback programme launched on 12 November 2024, approved by the Shareholders’ Meeting of Mediobanca, in ordinary session, on 28 October 2024 and authorized by the European Central Bank on 7 October 2024, Mediobanca announced the following share buybacks:

o	on 2 July 2025, No. 363,320 shares, at an average price of Euro 18.82 for a total consideration of Euro 6,838,143;

o	on 1 July 2025, No. 652,500 shares, at an average price of Euro 19.05 for a total consideration of Euro 12,428,751;

o	on 30 June 2025, No. 513,500 shares, at an average price of Euro 19.63 for a total consideration of Euro 10,080,716;

o	on 27 June 2025, No. 678,684 shares, at an average price of Euro 19.59 for a total consideration of Euro 13,293,214;

o	on 25 June 2025, No. 565,000 shares, at an average price of Euro 19.90 for a total consideration of Euro 11,242,937. Furthermore, in the context of the employees’ remuneration plans of the Mediobanca Group, No. 64,197 treasury shares were sold off-market at a price of Euro 19.3555 (equal to the average share price over the last 10 trading days), for a total consideration of Euro 1,242,565;

o	on 24 June 2025, No. 761,000 shares, at an average price of Euro 19.87 for a total consideration of Euro 15,119,093;

o	on 23 June 2025, No. 297,000 shares, at an average price of Euro 19.17 for a total consideration of Euro 5,692,500;

o	on 20 June 2025, No. 421,000 shares, at an average price of Euro 19.30 for a total consideration of Euro 8,127,147;

o	on 18 June 2025, No. 223,500 shares, at an average price of Euro 19.31 for a total consideration of Euro 4,315,789;

o	on 17 June 2025, No. 376,000 shares, at an average price of Euro 19.15 for a total consideration of Euro 7,199,708;

o	on 16 June 2025, No. 432,000 shares, at an average price of Euro 19.45 for a total consideration of Euro 8,400,783.

•	15 June 2025: Mediobanca’s Board of Directors resolved to postpone the date of the ordinary Shareholders’ Meeting for the authorization of the Mediobanca-Banca Generali Offer, originally convened for 16 June 2025, in accordance with Article 104 of the TUF, to 25 September 2025.

•	3 June 2025: Mediobanca announces that it has successfully completed the placement of a new 5-year Covered Bond (due August 2030) for a total amount of Euro 750 million.

•	20 May 2025: Mediobanca announces, pursuant to Article 102, paragraph 3, of the TUF and Article 37-ter of the Issuers’ Regulation, that it has filed with CONSOB the offer document relating to the Mediobanca-Banca Generali Offer.

•	28 April 2025: Mediobanca announced the Mediobanca-Banca Generali Offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF. The offer concerns all 116,851,637 ordinary shares of Banca Generali, including 2,907,907 treasury shares. The consideration for each share of Banca Generali tendered is equal to 1.70 ordinary shares of Assicurazioni Generali held by Mediobanca.

•	23 – 4 April 2025: As part of the share buyback programme launched on 12 November 2024, approved by the Shareholders’ Meeting of Mediobanca, in ordinary session, on 28 October 2024 and authorized by the European Central Bank on 7 October 2024, Mediobanca announced the following share buybacks:

o	on 23 April 2025, No. 97,188 shares, at an average price of Euro 16.03 per share, for a total consideration of Euro 1,557,539;

o	on 22 April 2025, No. 200,000 shares, at an average price of Euro 15.70 for a total consideration of Euro 3,139,259;

o	on 17 April 2025, No. 200,000 shares, at an average price of Euro 15.66 for a total consideration of Euro 3,132,488;

o	on 15 April 2025, No. 200,000 shares, at an average price of Euro 15.61 for a total consideration of Euro 3,121,584;

o	on 14 April 2025, No. 200,000 shares, at an average price of Euro 15.16 for a total consideration of Euro 3,032,659;

o	on 11 April 2025, No. 200,000 shares, at an average price of Euro 14.52 for a total consideration of Euro 2,904,688;

o	on 10 April 2025, No. 200,000 shares, at an average price of Euro 15.03 for a total consideration of Euro 3,006,620;

o	on 9 April 2025, No. 200,000 shares, at an average price of Euro 14.03 for a total consideration of Euro 2,805,288;

o	on 8 April 2025, No. 200,000 shares, at an average price of Euro 14.41 for a total consideration of Euro 2,881,800;

o	on 7 April 2025, No. 200,000 shares, at an average price of Euro 13.95 for a total consideration of Euro 2,789,983;

o	on 4 April 2025, No. 460,000 shares, at an average price of Euro 15.47 for a total consideration of Euro 7,114,699.

•	11 March 2024: Mediobanca successfully completed the placement of the first 10-years and 6-months Sustainable Tier2 Bond (due September 2035) with call option after the fifth year, for a total amount of Euro 300 million.

•	10 March 2025: Mediobanca announces that, as of 28 February 2025, under the share buyback programme launched on 12 November 2024, it has purchased a total of No. 15,987,589 shares, equal to 1.9% of the share capital, for a total consideration of approximately Euro 236.6 million.

•	6 – 3 February 2025: As part of the share buyback programme launched on 12 November 2024 and authorized by the shareholders and the ECB, Mediobanca announced that in January 2025 it had purchased No. 14,709,078 treasury shares, equal to 1.8% of its share capital, for a total consideration of Euro 216.4 million. Furthermore, Mediobanca announced that it had purchased:

o	on 6 February 2025, No. 195,468 shares for a total consideration of Euro 3,125,663.24;

o	on 5 February 2025, No. 217,043 shares for a total consideration of Euro 3,433,372.115;

o	on 4 February 2025, No. 402,000 shares for a total consideration of Euro 6,278,208.255;

o	on 3 February 2025, No. 464,000 shares for a total consideration of Euro 7,293,731.095.

•	28 January 2025: Mediobanca’s Board of Directors announced its rejection of the Offer, describing it as “highly destructive of value”.

•	13 January 2025: Compass, Mediobanca’s Consumer Finance division, acquired a majority stake in HeidiPay AG, a company specializing in the development of digital platforms for Buy Now Pay Later (BNPL). The transaction consolidates a partnership that began in 2022, when Compass acquired 19.5% of the holding company, followed by the acquisition of its Swiss subsidiary, HeidiPay Switzerland AG, in October 2023. The investment is in line with the strategy of the “One Brand One Culture” plan for 2026, which aims to strengthen Compass’ direct and digital distribution.

•	9 January 2025: Mediobanca announces that, as of 31 December 2024, under the share buyback programme launched on 12 November 2024, it has purchased a total of No. 8,242,715 shares, equal to 1% of the share capital for a total consideration of approximately Euro 116.9 million.

•	18 December 2024: Mediobanca announced the launch of its EMTN (Euro Medium Term Notes) programme in Italy, becoming the first bank to have an EMTN programme approved by CONSOB and admitted to listing on the Mercato Telematico delle Obbligazioni (MOT) of Borsa Italiana.

•	6 December 2024: Mediobanca announces that, as of 30 November 2024, under the share buyback programme launched on 12 November 2024, it has purchased a total of No. 4,357,496 shares, equal to 0.5% of the share capital for a total consideration of approximately Euro 62 million.

•	12 November 2024: Mediobanca announced the launch of a share buyback programme starting on 12 November, authorized by the Shareholders’ Meeting, in ordinary session, of 28 October 2024 and subject to ECB approval. The programme provides for the purchase of a maximum of No. 37,500,000 ordinary shares (approximately equal to 4.5% of the share capital), with a total maximum expenditure of Euro 385 million.

•	28 October 2024: Mediobanca successfully completed the issue of a Euro 500 million Senior Preferred Bond, due January 2031, with a call option after the fifth year.

•	28 August 2024: Mediobanca announced that it had completed the issue of a 7-year covered bond for Euro 750 million, marking its second issue in 2024.

•	11 June 2024: Mediobanca cancelled 17,000,000 treasury shares, equal to 2% of the share capital without any reduction in the share capital. With this cancellation, the number of shares outstanding decreases from 849,948,824 to 832,948,824, while the share capital remains unchanged at Euro 444,515,142.5. The share buyback programme, completed in February 2024, resulted in Mediobanca acquiring 17,000,000 shares for a total of approximately Euro 197.9 million, in line with the shareholder distribution policy of the 2023-2026 Strategic Plan. The programme had been authorized by the shareholders’ meeting and the ECB.

Press releases relating to corporate financial events

•	27 June 2025: Mediobanca’s Board of Directors announces the approval of the Mediobanca 2025-2028 Plan.

•	9 May 2025: Mediobanca’s Board of Directors has approved the distribution of an interim dividend on the results as of 31 December 2024 equal to Euro 0.56 gross per share, payable on 21 May 2025 through intermediaries participating in the centralized share management system (Monte Titoli) with a record date of 20 May 2025 and coupon No. 42 detachment date of 19 May 2025.

•	9 May 2025: Mediobanca’s Board of Directors announced that it had approved the consolidated results as of 31 March 2025.

•	22 April 2025: the rating agency S&P Global Ratings raised Mediobanca’s long-term (unsecured) rating to BBB+ (from BBB), with a stable outlook.

•	10 February 2025: Mediobanca’s Board of Directors announces that it has approved the consolidated results as of 31 December 2024.

•	12 December 2024: Mediobanca received feedbacks from the ECB in relation to the Pillar 2 Capital Requirement (P2R) to be met on a consolidated basis starting from 1 January 2025, in accordance with the results of the 2024 Supervisory Review and Evaluation Process (SREP). In particular, the Pillar 2 requirement of 1.75% has been confirmed.

•	12 November 2024: Mediobanca announced that it had approved its consolidated results as of 30 September 2024.

•	28 October 2024: Mediobanca’s ordinary Shareholders’ Meeting, with 48.75% of the share capital, approved the financial statements as of 30 June 2024, with a gross dividend of Euro 1.07 per share, of which Euro 0.51 paid as an interim dividend in May and the balance of Euro 0.56 scheduled for 20 November. The purchase of up to 37.5 million treasury shares for a maximum value of Euro 385 million and their use for extraordinary transactions, employees’ remuneration plans, sale or cancellation was also approved. In addition, the Shareholders’ Meeting authorized the cancellation of unused treasury shares, up to 30 million.

•	1 August 2024: Mediobanca’s Board of Directors announces that it has approved the financial results as of 30 June 2024.

•	10 May 2024: Mediobanca’s Board of Directors approved the report for the period ended 31 March 2024.

Press releases relating to governance

•	26 June 2025: Mediobanca announces that the Issuer’s Board of Directors, following the proposal of the Appointments Committee, has resolved to add to the current composition of the Related Parties Committee the independent Director Vittorio Pignatti-Morano Campori, also appointing him as Chair.

•	4 June 2025: Mediobanca announces, on behalf of the shareholders participating in the existing consultation agreement, the appointment of Mr. Alberto Pecci as Chairman of the consultation agreement until its expiry on 31 December 2027.

•	28 May 2025: Mediobanca announces the convening of its ordinary shareholders’ meeting pursuant to Article 104 of the TUF for 16 June 2025.

•	28 March 2025: Mediobanca submitted a list of 12 candidates for the new Board of Directors of Assicurazioni Generali, whose appointment is on the agenda of the Shareholders’ Meeting called for 23 and 24 April 2025.

•	19 February 2025: Mediobanca announces that the meeting of the members of the consultation agreement in place between Mediobanca shareholders has, among other things, approved the entry of AFL S.r.l., controlled by Mr. Federico Falck, holder of No. 1.1 million Mediobanca shares (0.13% of the share capital), and Alberto Aspesi (directly and through its subsidiary Bocca di Rosa S.r.l.), with No. 2.7 million Mediobanca shares (0.33% of the share capital). It also has taken note of the sale of No. 1,725,000 Mediobanca shares (0.21%) by Aurelia (Gavio Group). Following these transactions, the percentage represented by the Agreement increased from 11.62% to 11.87% of the share capital.

3.	DESCRIPTION OF THE TRANSACTION

3.1	Purpose and objectives of the Offer

The objective of the Offer is to acquire the entire share capital of the Issuer and to achieve the delisting of the Mediobanca shares from Euronext Milan (the “Delisting”), promoting the objectives of integration, creation of synergies, and growth between BMPS and Mediobanca.

Over the past three years, BMPS has consistently strengthened its fundamentals, consolidated the sustainability of its business model and improved its risk profile, thereby achieving solid profitability levels. Additionally, the BMPS Group has managed to exceed most of the targets of the 2022-2026 business plan two years ahead of schedule and has achieved one of the strongest capital positions in Europe, laying a solid foundation to play an active role in the broader consolidation landscape of the Italian banking sector.

The aggregation between BMPS and Mediobanca, which will be carried out in compliance with the principles of sound and prudent management, operational continuity, and risk control, aims to create a new national champion by combining two prominent names in the financial services market. The objective is to strengthen the sustainability of the business model, ensuring solid profitability levels in the medium/long-term.

BMPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and allows for a significant creation of value for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full optimisation of existing human capital.

In a market currently experiencing a phase of consolidation, BMPS intends to play an active role, and this potential combination represents a unique opportunity to strengthen its positioning in certain key areas and sectors, also to better seize future growth options. This will increase support for households and businesses, by strengthening overall support to the former, both in terms of financing needs and savings protection and management, and by supporting the latter to capture growth opportunities at domestic and international level. The resulting benefits will also be enjoyed by the territories and the entire Italian economy.

As better outlined in Paragraph 5.1 below, The new group will be able to rely on Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and BMPS’ expertise in Retail and Commercial Banking. Furthermore, the interest held in Assicurazioni Generali will also positively contribute to the diversification of the new MPS Group’s revenues and will be managed in the same way as the remaining business lines, in accordance with a careful capital optimization policy and a strong risk-adjusted profitability approach. The Offeror reserves the right to fully evaluate the Mediobanca-Banca Generali Offer recently announced to the market once any further relevant information becomes available.

For further information on the purpose (i) of the Transaction for the Offeror and its shareholders, (ii) of the Transaction for the Issuer, and a description of any expected benefits arising from the Transaction, please refer to the description in Chapter 5 below and the information provided in Section G, Paragraph G.2, of the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

3.2	Conditions of the Offer

3.2.1	Information on the procedures and terms of the Offer and on the governing law of the agreement executing the Offer

The Transaction consists of a voluntary public exchange offer promoted by BMPS – pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF, as well as the applicable implementing provisions contained in the Issuers’ Regulation – on all of the ordinary shares of Mediobanca, and namely a total of:

(i)	maximum No. 833,279,689 ordinary shares of Mediobanca, namely all the ordinary shares issued by Mediobanca as of the Exemption Document Date, including the treasury shares held by the Issuer, corresponding to, as of the Exemption Document Date, No. 26,914,597, which are equal to 3.2% of the relevant share capital; as well as

(ii)	maximum No. 16,178,862 ordinary shares of Mediobanca that the Issuer may issue prior to the completion of the Offer in favour of the beneficiaries of certain incentive plans that it has in place;

(collectively, the “Shares Subject to the Offer”).

In particular, on 23 January 2025, the Board of Directors of the Offeror (subject to the issuance on the same date of a favourable, reasoned and binding opinion by the Committee for Related Parties Transactions) decided to proceed with the Offer. This decision was therefore communicated to CONSOB and to the market on 24 January 2025 pursuant to Article 102, paragraph 1, of the TUF and Article 37, paragraph 1, of the Issuers’ Regulation and Article 17 of Regulation (EU) No. 596/2014 (the “Offeror’s Communication”).

It should be noted that, as of the Exemption Document Date, the Offeror directly holds No. 31,996 shares of the Issuer, representing 0.004% of the Issuer’s share capital as of the Exemption Document Date.

For further information on the procedures and terms of the Offer and, in particular, on the information referred to in Article 6, paragraph 3, of Directive 2004/25/EC, please refer to the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

3.2.2	Conditions of Effectiveness of the Offer

The effectiveness of the Offer is subject to the fulfillment (or waiver by the Offeror as provided below) of each condition of the effectiveness indicated in Warning A.1 of the Offer Document (the “Conditions of Effectiveness”), acknowledging that they are indicated in a chronological order that is not binding:

(i)	that the obtained authorizations required by sector regulations in relation to the Offer, as detailed in Paragraph 3.2.4 of the Exemption Document below are not revoked and/or amended for the purpose of including prescriptions, conditions or limitations which are not indicated as of the Offer Document Date (the “Preliminary Authorizations”);

(ii)	that the Offeror has obtained unconditional approval (i.e., without conditions, limitations and prescriptions) from the competent antitrust authorities (the “Antitrust Condition”);

(iii)	that the issuance of additional authorizations required for the Transaction are granted without prescriptions, conditions or limitations (the “Other Authorizations Condition”);

(iv)	that no competent authority, including any court or tribunal, shall issue any resolution or measures which would preclude, restrict, or render more onerous the possibility for BMPS and/or Mediobanca to realise the Offer or its objectives;

(v)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, no facts, events or circumstances occurring that would prevent BMPS from carrying out with the Offer in accordance with the authorizations received in respect to the

Offer and the provisions contained therein;

(vi)	that, upon completion of the Offer – as a result of acceptances to the Offer and/or any purchases made outside the Offer in accordance with applicable law – the Offeror holds a shareholding equal to at least 66.67% of the voting rights exercisable at the Issuer’s shareholders’ meeting (the “Threshold Condition”). It should be noted that, in any case, the Offeror reserves the right to waive this Condition of Effectiveness and proceed with the purchase of all the Shares Subject to the Offer tendered in acceptance of the Offer, even if the number of Mediobanca shares is lower than that indicated above, provided that the shareholding held by the Offeror upon completion of the Offer – as a result of acceptances of the Offer and/or purchases made outside the Offer in accordance with the applicable regulations during the Acceptance Period (as possibly extended) – is at least equal to 35% of the voting rights exercisable at the shareholders’ meeting (the latter threshold being non-waivable) (the “Minimum Threshold Condition”);

(vii)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, the corporate bodies of the Issuer (and/or one of its directly or indirectly controlled or affiliated companies) not resolving upon, not carrying out, even if resolved upon prior to the date of the Offeror’s Communication, nor undertaking to carry out or otherwise causing the completion of (including through conditional agreements and/or partnerships with third parties) acts or transactions that exceed the limits of the Issuer’s ordinary course of business: (x) that may result in a significant change, even prospectively, in the capital, assets, economic, prudential and/or financial situation and/or activities of the Issuer (and/or one of its directly or indirectly controlled or affiliated companies) as represented in the Mediobanca 2024/2025 Half-Year Financial Report; (y) that restrict the free operation of branches, subsidiaries and networks in the placement of products to customers (including through the renewal, extension – also due to lack of notice – or renegotiation of existing and/or expiring distribution agreements); or (z) that are in any case inconsistent with the Offer and the underlying business and commercial motivations, unless due to compliance with legal obligations and/or following a request from supervisory authorities, without prejudice to what is provided for by the condition under point (viii) below;

(viii)	that, between the date of the Offeror’s Communication and the second Trading Day prior to the Consideration Payment Date, the Issuer and/or its directly or indirectly controlled subsidiaries and/or affiliated companies not resolving upon, and in any case nor carrying out, even if resolved before the date of the Offeror’s Communication, nor undertaking to carry out, acts or transactions that may counteract the achievement of the Offer’s objectives pursuant to Article 104 of the TUF, even if such acts or transactions have been authorized by the Issuer’s shareholders’ meeting in ordinary or extraordinary session or are decided and implemented independently by the shareholders’ meeting in ordinary or extraordinary session and/or by the management bodies of the Issuer’s controlled subsidiaries and/or affiliated companies;

(ix)

that, by the second Trading Day prior to the Consideration Payment Date, (x) no extraordinary circumstances or events have occurred at the national and/or international level (a) that entail or may entail significant adverse changes in the political, health, financial, economic, currency, regulatory (including accounting and supervisory) or market situation or (b) that have or may have substantially adverse effects on the Offer and/or the financial, asset, economic or income situation of the Issuer (and/or its controlled and/or affiliated companies) and/or BMPS (and/or its controlled and/or affiliated companies) as represented in the Mediobanca 2024/2025 Half-Year Financial Report, and/or (y) no facts or situations regarding the Issuer (and/or its controlled and/or affiliated companies), not known to the market at the date of publication of the Offeror’s Communication, having emerged that have the effect of adversely altering the operations or the financial, asset, income, or operational situation of the Issuer’s (and/or its controlled and/or affiliated companies) as represented in the Mediobanca 2024/2025 Half-Year Financial Report (the “MAE Condition”).

The MAE Condition includes, among other things, all events listed in points (x) and (y) above that may occur in the markets where the Issuer, the Offeror or their respective subsidiaries and/or affiliates operate as a result of, or in connection with, ongoing international political crises, and/or the imposition of trade tariffs which, although in the public domain as of the date of the Exemption Document, could have adverse consequences for the Offer and/or the financial, economic or operating position of the Issuer or the Offeror and their respective subsidiaries and/or affiliates.

Pursuant to the provisions of Article 43, paragraph 1, of the Issuers’ Regulation, BMPS reserves the right to modify and/or waive, in whole or in part, or invoke the non-fulfillment of one or more of the Conditions of Effectiveness (save for the Minimum Threshold Condition), only expressly, by giving communication in the forms provided for in Article 36 of the Issuers’ Regulation.

For a complete information on the Conditions of Effectiveness, please refer to Warning A.1 of the Offer Document, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html, and incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

3.2.3	Break-up fees or other penalties due if the Offer is not completed

No break-up fees or penalties are due in the event the Offer is not completed.

3.2.4	Notifications and authorizations required for the purposes of the Offer

Prior to the Exemption Document Date, the Offeror obtained the following authorizations:

a.	Resolution with protocol No. ECB-SSM-2025-ITMPS-8 - QLF-2025-0020 - QLF-2025-0021 - QLF-2025-0022 of 24 June 2025, pursuant to which the European Central Bank granted BMPS the authorization to acquire direct control of the Issuer, as well as indirect control of Mediobanca Premier and Compass, pursuant to Articles 19 and 22 of the Legislative Decree No. 385 of 1 September 1993;

b.	Resolution with protocol No. 1293052/25 of 24 June 2025, pursuant to which the Bank of Italy granted the preliminary authorizations to acquire indirect controlling shareholdings in MBCredit Solutions S.p.A., MBFACTA S.p.A. and SelmaBipiemme Leasing S.p.A., pursuant to Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB;

c.	Resolution with protocol No. 1294067/25 of 24 June 2025, pursuant to which the Bank of Italy granted the preliminary authorization to acquire an indirect controlling shareholding in Spafid S.p.A., pursuant to Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB;

d.	Resolution with protocol No. 1294074/25 of 24 June 2025, pursuant to which the Bank of Italy granted clearance to acquire an indirect controlling shareholding in Mediobanca SGR S.p.A., as well as an indirect qualified shareholding in Generali Asset Management S.p.A. SGR and Generali Real Estate S.p.A. SGR, pursuant to Articles 19 and 22 of the TUB, as referred to in Article 15 of the TUF;

e.	Resolution with protocol No. ECB-SSM-2025-ITMPS-5 - OGS-2025-ITMPS-0273144 of 1 April 2025, pursuant to which the European Central Bank granted the authorization for the preliminary verification that the amendments to the By-laws of the Offeror in relation to the Capital Increase Reserved to the Offer (and the related Delegation) do not conflict with the sound and prudent management of the Offeror, pursuant to Articles 56 and 61 of the TUB;

f.	Resolution with protocol No. ECB-SSM-2025-ITMPS-4 - OGS-2025-ITMPS-0273144 of 1 April 2025, pursuant to which the European Central Bank granted the preliminary authorization for the classification of the new shares issued in the context of the Capital Increase Reserved to the Offer among the Offeror’s own funds as Tier 1 capital, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and the Council of 26 June 2013;

g.	Resolution with protocol No. ECB-SSM-2025-ITMPS-12 - OGS-2025-ITMPS-0276432 of 24 June 2025, pursuant to which the European Central Bank granted the Offeror (a) the authorization to acquire direct and indirect shareholdings which, in aggregate, exceed 10% of the consolidated own funds of the Offeror’s banking group, pursuant to Articles 53 and 67 of the TUB, as implemented in Part Three, Chapter I, Section V, of the Bank of Italy Circular No. 285 of 17 December 2013, (b) the authorization to acquire controlling shareholdings, or allowing the exercise of significant influence, over financial or instrumental companies in non-EU countries (other than the United States, Japan, Canada and Switzerland);

h.	Resolution with protocol No. 102692/25 of 20 May 2025, pursuant to which IVASS granted the authorization to acquire a qualified indirect shareholding in Assicurazioni Generali S.p.A., pursuant to Articles 68, et seq., of Legislative Decree No. 209 of 7 September 2005;

i.	Resolution with protocol No. 9110020375710 of 25 June 2025, pursuant to which the “Finanzmarktaufsichtsbehörde” (Austrian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Europäische Reiseversicherung AG, Generali Versicherung AG, and BAWAG P.S.K. Versicherung AG pursuant to Article 24, paragraph 1, of the Versicherungsaufsichtsgesetz 2016 (Austrian Insurance Supervision Act):

j.	Resolution with protocol No. ECB-SSM-2025-ITMPS-11 - QLF-2025-0026 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Generali Bank AG pursuant to Article 20, paragraph 1, of the Bankwesengesetz (Austrian Banking Act);

k.	Resolution with protocol No. 385 – 03 of 24 June 2025, pursuant to which the Bulgarian Supervisory Authority (Financial Supervision Commission) granted the authorization to acquire a qualified indirect shareholding in Generali Insurance AD, GP Reinsurance EAD and United Health Insurance Fund Doverie Insurance AD EAD, pursuant to Article 68, paragraph 1, of the Bulgarian Insurance Code;

l.	Resolution with protocol No. 326-01-22-25-20 of 26 June 2025, pursuant to which the “Hrvatska agencija za nadzor financijskih usluga” (Croatian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Osiguranje d.d. pursuant to Article 36, paragraph 1, of the Zakon o osiguranju (Croatian Insurance Act);

m.	Resolutions with protocol No. 79158-29/2025, 79106-29/2025 and 79108-60/2025 of 23 June 2025, pursuant to which the “Magyar Nemzeti Bank” (Hungarian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Biztosító Zrt., Európai Utazási Biztosító Zrt., and Genertel Biztosító Zrt. pursuant to Articles 237, paragraph 1, 258 and 260, paragraph 2, of Act LXXXVIII of 2014 (Hungarian Insurance Act);

n.	Resolution with protocol No. 03-107/7-20 of 25 June 2025, pursuant to which the “Agencija za nadzor osiguranja” (Supervisory Authority of Montenegro) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Montenegro pursuant to Article 23, paragraph 1, of the Zakon o osiguranju (Montenegro Insurance Act);

o.	Resolution with protocol No. 591 of 23 June 2025, pursuant to which the “Autoritatea de Supraveghere Financiară” (Romanian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Romania Asigurare Reasigurare S.A. pursuant to Article 43, paragraph 1, of Law 237/2015 and Article 10, paragraph 1, of the RoFSA Regulation 3/2016;

p.	Resolutions with protocol No. 7267 and 7268 of 24 June 2025, pursuant to which the Serbian Supervisory Authority (National Bank of Serbia) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za osiguranje Generali Osiguranje Srbija, Beograd and Akcionarsko društvo za reosiguranje Generali Reosiguranje Srbija, Beograd pursuant to Articles 31 and 69 of the Zakon o osiguranju (Serbian Insurance Act);

q.	Resolution with protocol No. 7266 of 24 June 2025, pursuant to which the Serbian Supervisory Authority (National Bank of Serbia) granted the authorization to acquire a qualified indirect shareholding in Akcionarsko društvo za upravljanje dobrovoljnim penzijskim fondom Generali Beograd pursuant to Article 14 of the Serbian Voluntary Pension Funds Act;

r.	Communication with protocol No. 40100-1/2025-4 of 10 March 2025, pursuant to which the “Agencija Za Zavarovalni Nadzor” (Slovenian Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali zavarovalnica d.d. Ljubljana pursuant to Article 31 of the Slovenian Insurance Act;

s.	Resolution with protocol No. 40220-2/2025-15 of 24 June 2025, pursuant to which the “Agencija Za Trg Vrednostnih Papirjev” (Slovenian Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Investments, družba za upravljanje, d.o.o. pursuant to Article 35 of the Slovenian Investment Funds and Management Companies Act;

t.	Resolution with protocol No. 25-011834 of 29 April 2025, pursuant to which the Danish Supervisory Authority (Danish Financial Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Global Evolution Asset Management AS, Global Evolution Financial ApS, and Global Evolution Holding ApS pursuant to Article 61 of the Lov om Finansiel Virksomhed (Danish Financial Business Act);

u.	Resolution with protocol No. 5100 of 20 June 2025, pursuant to which the Greek Supervisory Authority (Bank of Greece – Department of Private Insurance Supervision) granted the authorization to acquire a qualified indirect shareholding in Generali Hellas Insurance S.A. pursuant to the Law No. 4364/2016 and the Bank of Greece Executive Committee Act No. 120/11.7.2017;

v.	Resolution with protocol No. 902201/39000 of 25 June 2025, pursuant to which the Supervisory Authority of the Principality of Liechtenstein (Liechtenstein Financial Market Authority) granted the authorization to acquire a qualified indirect shareholding in Fortuna Lebens-Versicherungs AG pursuant to Articles 92 to 98 of the Liechtenstein Insurance Supervision Act and of the FMA Guidelines 2017/20 – Prudential Assessment of Qualifying Holdings;

w.	Resolution with protocol No. D-25-01910 of 25 June 2025 of the “Autorité de Contrôle Prudentiel et de Résolution” (ACPR) (French Supervisory Authority) and resolution protocol No. MV 2025 00086/MVE of 26 June 2025 of the “Commission de Contrôle des Activités Financières” (Monegasque Supervisory Authority), pursuant to which such authorities granted the authorization to acquire a qualified indirect shareholding in CMB Monaco S.A.M. pursuant to Article 2 of the French Decree No. 2010-1599 of 20 December 2010 and Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended, respectively;

x.	Resolution with protocol No. MV 2025 00086/MVE of 26 June 2025, pursuant to which the “Commission de Contrôle des Activités Financières” (Monegasque Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in CMG Monaco S.A.M. pursuant to Article 8 of the Principality of Monaco Law No. 1.338 of 7 September 2007, as subsequently amended;

y.	Resolution with protocol No. SAI-CA/2025/431 of 17 June 2025, pursuant to which the Portuguese Supervisory Authority (Portuguese Insurance and Pension Funds Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Seguros S.A. pursuant to Articles 6, paragraph 1(f), 162 to 169, 172 to 174-A, paragraph 1 of the Legal Framework for access to and exercise of insurance and reinsurance activities approved by Law No. 147/2015, as subsequently amended, and pursuant to Articles 2, 3, and 9, and Annexes III, IV, and V of the Regulatory Standard of the Portuguese Insurance and Pension Funds Supervisory Authority No. 3/2021 of 13 April;

z.	Resolution with protocol No. S-Sp-2025/00039/CNB/581 of 20 March 2025, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali Česká pojišťovna a.s. pursuant to Section 24 and following of Act No. 277/2009 Coll. (Insurance Act) and Section 12 of Decree No. 307/2016 Coll.;

aa.	Resolution with protocol No. S-Sp-2025/00015/CNB/657 of 20 March 2025, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali Investments CEE, investiční společnost, a.s. pursuant to Section 520 and following of Act No. 240/2013 Coll. and Sections 16 and 18 of Decree No. 247/2013 Coll.;

bb.	Resolution with protocol No. S-Sp-2025/00040/CNB/581 of 20 March, pursuant to which the Czech Supervisory Authority (Czech National Bank) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Generali penzijní společnost, a.s. pursuant to Section 41 and following of Act No. 427/2011 Coll. and Section 6 of Decree No. 199/2020 Coll.;

cc.	Communications of 18 June 2025 in relation to the proceedings No. ACT-25-093791, ACT-25-093797, ACT-25-093798, ACT-25-093799, ACT-25-093794, ACT-25-093802, ACT-25-093804 and ACT-25-093801, pursuant to which the “Autorité de contrôle prudentiel et de résolution” (ACPR) (French Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Europ Assistance S.A., Generali France, Generali IARD S.A., Generali Retraite S.A., Generali Vie S.A., L’Equité S.A., Prudence Créole, and GFA Caraïbes pursuant to Article R.322-11-1 of the French Insurance Code;

dd.	Resolution with protocol No. SUIVT013335 of 9 May 2025, pursuant to which the “Autorité des marchés financiers” (AMF) (French Supervisory Authority) granted the authorization with regard to the acquisition of a qualified indirect shareholding in Generali Wealth Solutions pursuant to Article 317-10 of the Autorité des marchés financiers General Regulation;

ee.	Resolution of 12 June 2025 in relation to the proceedings with protocol No. VA 42-I 5061/00441#00728, pursuant to which the “Bundesanstalt für Finanzdienstleistungsaufsicht” (BaFin) (German Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in ADVOCARD Rechtsschutzversicherung AG, Cosmos Lebensversicherungs-Aktiengesellschaft, Cosmos Versicherung Aktiengesellschaft, Dialog Lebensversicherungs-Aktiengesellschaft, Dialog Versicherung Aktiengesellschaft, ENVIVAS Krankenversicherung Aktiengesellschaft, Generali Deutschland AG, Generali Deutschland Versicherung AG, Generali Deutschland Krankenversicherung AG, Generali Deutschland Lebensversicherung AG, Generali Beteiligungs-GmbH and Generali Pensionsfonds AG pursuant to the German Insurance Supervision Act;

ff.	Resolution with protocol No. ECB-SSM-2025-ITMPS-10 - QLF-2025-0023 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Deutsche Bausparkasse Badenia Aktiengesellschaft pursuant to the German Banking Act and the German Ordinance on qualifying holdings;

gg.	Resolution with protocol No. ECB-SSM-2025-ITMPS-9 - QLF-2025-0019 of 24 June 2025, pursuant to which the European Central Bank granted the authorization to acquire a qualified indirect shareholding in Mediobanca International (Luxembourg) S.A. pursuant to Article 6, paragraph 5 and following of the Law of 5 April 1993, the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008;

hh.	Resolution with protocol No. OPC.25/90515-VKE/SNA S-790 GFIOT-AVGFI_A of 25 June 2025, pursuant to which the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Mediobanca Management Company S.A. pursuant to the Law of 17 December 2010, CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669, and the Law of 11 January 2008;

ii.	Resolution with protocol No. OPC.25/90722-HOM/SAW S-988 GFIOT-AVGFI_C of 26 June 2025, pursuant to which the “Commission de Surveillance du Secteur Financier” (CSSF) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Investments Luxembourg S.A. pursuant to the Law of 17 December 2010, the Law of 12 July 2013, the CSSF Circular 18/698, and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669;

jj.	Resolution of 11 June 2025, pursuant to which the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Compass RE (Luxembourg) S.A. and Generali Luxembourg S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law) and the Joint guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector dated 20 December 2016, issued by the European Supervisory Authorities, as adopted by CSSF Circular 17/669;

kk.	Resolution of 11 June 2025, pursuant to which the “Commissariat aux Assurances” (CAA) (Luxembourg Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Generali Employee Benefits Network S.A. pursuant to the Law of 7 December 2015 (Insurance Supervision Law);

ll.	Resolution with protocol No. CIC/211407499 of 21 May 2025, pursuant to which the “Financial Conduct Authority” (FCA) (UK Supervisory Authority) granted the authorization to acquire a qualified indirect shareholding in Arma Partners LLP, Polus Capital Management Limited and Conning Asset Management Limited, pursuant to Part XII of the Financial Services and Markets Act 2000;

mm.	Communication of 21 May 2025, pursuant to which the “Financial Conduct Authority” (FCA) (UK Supervisory Authority) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of an indirect shareholding in Lumyna Investments Limited pursuant to Part XII of the Financial Services and Markets Act 2000;

nn.	Resolution with protocol No. JP3/OPI/7364/4 and JP3/OPI/7324/4 of 17 June 2025, pursuant to which the Malaysian Supervisory Authority (Central Bank of Malaysia) granted the authorization to acquire a qualified indirect shareholding in Generali Insurance Malaysia Berhad and Generali Life Insurance Malaysia Berhad pursuant to Section 87, paragraph 1 of the Malaysian Financial Services Act 2013 and the Policy Document on the Application Procedures for Acquisition of Interest in Shares and to be a Financial Holding Company issued by the Central Bank of Malaysia;

oo.	Communication with protocol No. 30/816/ISSM-ADM/090.4/2025 of 10 April 2025 and No. 42/1152/ISSM-DS/090.4/2025 of 28 May 2025, pursuant to which the Mozambican Supervisory Authority (Ministry of Finance) concluded that no determination was necessary (non luogo a provvedere) with regard to the acquisition of a qualified indirect shareholding in Tranquilidade Moçambique Companhia de Seguros, S.A. and Tranquilidade Moçambique Companhia de Seguros Vida, S.A. pursuant to Decree Law No. 1/2010 of 31 December 2010, and Decree No. 30/2011 of 11 August 2011;

pp.	Resolution of 24 June 2025, pursuant to which the “New York State Department of Financial Services” (NYDFS) (New York State Supervisory Authority) granted the Offeror the exemption pursuant to Section 1502(b) of the Insurance Law with respect to the obligation to obtain the authorization to acquire control of Generali USA Insurance Company and Generali U.S. Branch, as otherwise required by Section 1506 of the aforementioned law.

qq.	by virtue of the tacit consent of the “Dirección General de Seguros y Fondos de Pensiones” (Spanish Supervisory Authority) which took effect on 14 May 2025, authorization with regard to a qualified indirect shareholding in Generali España, S.A. de Seguros y Reaseguros and Generali Seguros y Reaseguros, S.A.;

Furthermore, prior to the Offer Document Date, the Offeror also issued the following preliminary notifications:

a.	preliminary notification on 13 February 2025 to the Swiss Financial Market Supervisory Authority (FINMA) (Swiss Supervisory Authority) regarding the acquisition of an indirect qualified shareholding in RAM Active Investments SA, Europ Assistance (Suisse) Assurance SA, Fortuna Rechtsschutz-Versicherung-Gesellschaft AG, Generali Assurances Générales SA, Generali Investments Schweiz AG, Generali Personenversicherungen AG pursuant to Article 11, paragraph 5 of the Swiss Financial Institutions Act, Article 10 of the Swiss Financial Institutions Ordinance, Articles 5, paragraph 2 and 21, paragraph 2 of the Swiss Insurance Supervision Act and pursuant to Article 5 of the Swiss Insurance Supervision Ordinance; and

b.	preliminary notification to the “Financial Industry Regulatory Authority, Inc.” (FINRA) (US Supervisory Authority) regarding a change in control of, or a qualified shareholding in, Mediobanca Securities USA LLC pursuant to FINRA Rule 1017.

With reference to the authorization issued by the European Central Bank on 24 June 2025 (protocol No. ECB-SSM-2025-ITMPS-8 - QLF-2025-0020 - QLF-2025-0021 - QLF-2025-0022), it should be noted that, in accordance with the provisions of the authorization, the Offeror is required, within six months from the date of the acquisition of Mediobanca’s control, to submit to the ECB an integration plan including the following information:

(i)	the impacts on capital, funding strategies and digitalisation/IT security, highlighting any deviations from the initial assumptions as described in the context of the application for the authorization, in terms of, among other things, synergies, integration costs, operating loss forecasts and goodwill valuations. The updated capital plan shall include, in addition to a base scenario, also an adverse scenario, together with the related management mitigation measures, as well as an assessment of the actual feasibility and timing for its implementation;

(ii)	the ICT system organization, specifying the transitional and target architectures, data flows, agreements with third parties, together with the processes and the controls relating to the ICT system, data quality, business continuity measures, including in terms of third-party management, and changes to be made to internal plans and procedures;

(iii)	the corporate governance structure of the new group with reference to: a. the organizational structure and regulations necessary to ensure strategic and operational coordination between the Offeror and all its subsidiaries; b. the governance structure of the subsidiaries; c. the internal control system, ensuring that it is consistent with the size and complexity of the new group as well as with its risk profile; d. the changes to the remuneration structure, also for the purpose of developing proper retention policies for Mediobanca’s key professionals; e. the changes to be made to the methods for aggregating and reporting risk information.

The Plan shall include a timetable for all integration activities, as well as a defined governance framework for the regular monitoring of the integration process. In addition, in the event that the Offer records an acceptance rate of less than 50%, the Offeror shall provide the ECB, within three months from the closing date of the transaction:

-	a report approved by the Board of Directors and shared with the independent auditor of the Offeror confirming the existence of de facto control;

-	alternatively, in the absence of de facto control, a plan approved by the Board of Directors indicating the strategic approach to the acquired shareholding in Mediobanca, the criteria for maintaining or disposing of such shareholding together with the related objectives, timelines and main operational milestones; and

-	a statement certifying whether it is expected to acquire a shareholding of more than 50% and the related estimated impact in terms of assets.

It should be noted that the same requirements are also referred to in the resolution with protocol No. ECB-SSM-2025-ITMPS-12 - OGS-2025-ITMPS-0276432.

However, with reference to the requests of the Bank of Italy contained in the authorizations of 24 June 2025, the following shall be noted.

With reference to the resolutions with protocol No. 1293052/25 and 1294067/25, relating to the acquisition of indirect controlling shareholdings in MBCredit Solutions S.p.A., MBFACTA S.p.A., SelmaBipiemme Leasing S.p.A., and Spafid S.p.A., the Offeror is required, within six months from the date of the acquisition of control over the aforementioned intermediaries, to submit to the Bank of Italy information regarding:

(i)	the strategic/operational outlooks of the intermediaries, providing an updated business plan;

(ii)	the methods meant to be adopted for the purposes of full integration of the intermediaries into the new corporate structure, in terms of governance, organizational and control arrangements.

With reference to the resolution with protocol No. 1294074/25, relating to the acquisition of an indirect controlling shareholding in Mediobanca SGR S.p.A. as well as an indirect qualified shareholding in Generali Asset Management S.p.A. SGR and Generali Real Estate S.p.A. SGR, the Offeror is required, within six months from the date of completion of the Offer and with specific reference to the acquisition of the controlling shareholding in Mediobanca SGR S.p.A., to submit to the Bank of Italy a disclosure document including:

(i)	any changes to the SGR’s business plan, with particular regard to the outlooks relating to the delegated asset management activities and the distribution and placement strategies for UCITS;

(ii)	any potential plans to maintain/reallocate the high-profile staff currently employed by the SGR;

(iii)	plans relating to the appointment/replacement of members of the Board of Directors and senior management, as well as the measures that will be implemented to integrate the current control functions framework of the SGR into the BMPS Group.

With reference to the exemption obtained on 24 June 2025 from the “New York State Department of Financial Services” (NYDFS) with respect to the authorization for the acquisition of control of Generali USA Insurance Company and Generali U.S. Branch, the Offeror agreed, among other things, with the aforementioned authority, following the completion of the Offer, to employ its reasonable efforts to ensure that the Issuer, without prejudice to the authority’s consent, refrains from (i) increasing its shareholding in Assicurazioni Generali S.p.A. beyond the threshold of 15% of the share capital of Assicurazioni Generali S.p.A. and/or (ii) entering into agreements of any kind with third parties concerning the exercise of voting rights in Assicurazioni Generali S.p.A..

The aforementioned commitment is undertaken solely by the Offeror, does not impact the execution of the Offer and, in any case, does not directly limit the Issuer, nor does it preclude the Offeror from potentially submitting a new application to the competent authority for the purpose of making direct or indirect purchases of shares in Assicurazioni Generali S.p.A. above the aforementioned 15% threshold or from entering into any agreements of any kind with third parties concerning the exercise of voting rights in Assicurazioni Generali S.p.A.

Finally, it should be noted that on 2 July 2025, the Italian Competition and Market Authority informed the Offeror of its decision not to initiate an investigation pursuant to Article 16, paragraph 4, of Law No. 287 of 10 October 1990.

3.2.5	Financing of the Offer

Given the nature of the Offer as a public exchange offer, the Offer Consideration consists of newly issued BMPS Shares; the Offeror has not taken out and will not take out any financing in relation to the payment of the Offer Consideration.

The Offeror will cover the requirements arising from the payment obligations of the Offer Consideration – calculated on the assumption of full acceptance of the Offer based on the maximum number of Shares Subject to the Offer, equal to a total of No. 849,458,551 – through the Capital Increase Reserved to the Offer.

3.2.6	Timetable of the Offer

For the Offer timeline, please refer to the contents of the Recital No. 4 of the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

3.3	Risk factors related to the Transaction

Below is a list of the significant risks of the Transaction identified by the Offeror with specific reference to the acquisition of Mediobanca through the Offer.

The nature of the Offer entails that investors must consider a range of risks associated with any forecasts concerning the Bank’s performance, in the context of its strategic objectives, of those of the Offer itself, and in the economic scenario when it was presented.

The list of risk factors set out in this paragraph is not intended to be exhaustive and, as of the Exemption Document Date, there may be risks and uncertainties unknown to the Bank that could have a negative effect on the business, financial condition, results, prospects or market price of the shares, of the BMPS Group.

In accordance with the provisions of Delegated Regulation (EU) 2021/528, the risk factors considered most significant as of the Exemption Document Date are presented first, considering their negative impact on the Bank, the BMPS Group and the likelihood of their occurrence.

3.3.1	Risks related to the information about Mediobanca contained in the Exemption Document

The Exemption Document contains information relating to the Mediobanca Group that has been exclusively extracted from publicly available data and information, mainly the audited Mediobanca 2023/2024 Consolidated Financial Statements, Mediobanca 2024/2025 Half-Year Financial Report and the Mediobanca 2023/2024 consolidated half-year financial report, both subject to a limited review.

BMPS has not conducted any financial, legal, commercial, tax, industrial, or any other form of due diligence on Mediobanca prior to promoting the Offer, as typically occurs in public exchange offer transactions, and therefore, as of the Exemption Document Date, it is not possible to guarantee that the analysis of the publicly available information from Mediobanca has allowed for the identification or assessment of all potential issues or risks associated with its acquisition. In this regard, it is noted that: (i) BMPS – given the structure of the Transaction (i.e., acquisition through a public exchange offer) – does not benefit from any contractual warranty and indemnity commitments (e.g., representations and warranties and related seller indemnity obligations); and (ii) the pre-acquisition analysis activities conducted by BMPS on Mediobanca have been carried out solely based on public information.

For this reason, BMPS may not be aware of current, potential, contingent or past liabilities and/or any operational problems of the Mediobanca Group, thus exposing itself to the risk that there may be greater liabilities and/or lower asset values than those reported in the financial statements of the Mediobanca Group, with consequent negative effects, potentially significant, on the benefits expected from the Offer and the related acquisition.

Similarly, the Offeror may be required to manage issues related to legal, regulatory, tax, environmental, or operational matters of the Mediobanca Group that have not been publicly disclosed and may have to handle unforeseen claims or litigation against Mediobanca or its subsidiaries, which could be brought by any administrative and/or regulatory authority.

Upon the occurrence of such risks, the Offeror may incur additional (possibly substantial) costs and expenses, not foreseeable at the Exemption Document Date, which could limit or undermine the achievement of the expected profit expansion estimates following the Transaction and, ultimately, negatively impact the activities, the prospects and the economic, equity and financial condition of BMPS and of the BMPS Group.

3.3.2	Risks related to the non-fulfillment of the Conditions of Effectiveness of the Offer

The effectiveness of the Offer is subject to the occurrence of Conditions of Effectiveness.

If, for any reason, one or more of the Conditions of Effectiveness, as indicated in this Exemption Document and in the Offer Document, does not occur within the respective term, or if it does not occur within the respective terms in the manner initially forecasted, or if it is not waived, in whole or in part, by BMPS within the same term, the Offer shall be deemed definitively and automatically ineffective and, consequently, could not be completed.

3.3.3	Risks related to completion of the Offer

The entire acquisition process involves numerous risks inherent to the process itself, including, but not limited to:

•	any difficulties in the integration process between the Offeror and Mediobanca following completion of the Offer, including potential delays in the implementation of the activities relating to the integration, with negative impacts on the efficiency, reliability, continuity and consistency of operational, administrative, and control functions;

•	the need to make significant unforeseen investments in equipment, information management, information technology (“IT”) systems, IT services and other critical business infrastructures, as well as the management of unforeseen technological challenges related to the integration of the IT systems of the two companies. Following a technical evaluation of potential improvements to the information systems, the Offeror may plan to integrate Mediobanca’s IT systems into BMPS’ architectural model. The potential integration will involve the transfer of a significant volume of data, activities and processes, which could temporarily delay the migration process and lead to additional costs for the entity resulting from the Transaction, require additional resources from management and personnel, and result in the loss of future business opportunities;

•	the high workload required of BMPS and Mediobanca resources for the integration, which could impact the management’s ability to effectively handle the ordinary activities of the entity resulting from the completion of the Offer;

•	the ability to promptly respond to market changes and the business environment during and following the integration process between the Offeror and Mediobanca;

•	the effective management of the personnel’s adaptation process, including the need to ensure adequate time for the implementation of necessary organizational changes;

•	the ability to retain and manage the most experienced management and key figures within the entity resulting from the completion of the Offer; and

•	the ability to successfully manage and maintain business and contractual relationships with clients, suppliers and business counterparts during the integration process.

The BMPS Group may also incur significant additional legal, accounting and administrative costs in connection with the implementation of these measures, some of which will be due regardless of whether full integration is achieved.

The success of the acquisition of Mediobanca will depend to a large extent on the effectiveness of the integration process implemented by BMPS. If this integration is not properly planned, programmed and executed correctly, errors or delays in the management of customer requests, loss of visibility over certain functions, planning and management errors for BMPS, as well as incorrect accounting records, with the consequent need for subsequent corrections and/or reconciliations, could occur, in addition to the risk of operational and reputational losses deriving from processes and technologies not functioning correctly.

Furthermore, if the acquisition is completed as envisaged in the Offer, the Offeror would experience an increase in its exposure to the risks associated with the Corporate & Investment Banking and Consumer Finance activities, where Mediobanca operates, and those associated with the insurance business, through the direct investment held by Mediobanca in Assicurazioni Generali S.p.A.

The occurrence of the events described above, which were not foreseeable at the Exemption Document Date, could result in the Offeror incurring unforeseen charges, which could be significant, with consequent negative effects on the BMPS Group’s economic, equity and financial situation.

3.3.4	Risks associated with the expansion of revenue sources and expected synergies

The Offeror estimates that, in terms of revenues, the Transaction could generate synergies of approximately Euro 0.3 billion per year, thanks to the enhancement of the offering of products and services for households and businesses, the development of an integrated offering across the respective customer bases, and increased penetration and expansion of the relevant markets. At the same time, significant cost synergies could be generated in terms of administrative expenses, allowing for a targeted optimization of overlapping functions. These will be complemented by economies resulting from the rationalization of the combined investment plan of the two banks, so as to avoid duplication of investments in the areas covered by the combination; in this context, the expected savings amount to approximately Euro 0.3 billion per year.

The aggregation will also enable funding synergies equal to approximately Euro 0.1 billion per year to be achieved thanks to a more balanced funding mix, leveraging MPS’ commercial funding capacity and optimising the combined entity’s wholesale funding position.

The achievement of the abovementioned synergies will depend, however, on various factors, including BMPS’ ability to:

(i)	respond to market changes and the corporate environment during the integration process of operational and support functions;

(ii)	effectively manage the process of change and adaptation for the personnel, allocating sufficient time for the implementation of necessary changes; and

(iii)	successfully define and implement a new strategy and a new organizational and governance model for the entity resulting from the acquisition.

(iv)	effectively manage any obstructive or conflicting behaviour from parties hostile to the Offer.

These forecasts are also subject to risks that may impact the position of the Offeror, including potential inaccuracies and/or errors in the assessments made prior to the acquisition, which in turn may necessitate a revision of the estimated economic benefits or certain values such as the assets acquired within Mediobanca.

It should be noted that if, upon completion of the Offer, the Offeror comes to hold a shareholding in Mediobanca’s share capital equal to or greater than the Threshold Condition (i.e., 66.67% of the Issuer’s share capital), it is expected that approximately 50% of the total synergies will be achieved in 2026, increasing to approximately 85% in 2027 and fully implemented in 2028.

The said cost and funding synergies, the expansion of revenue sources and related synergies, and the advantages deriving from the complementary nature of the business models of BMPS and Mediobanca, as well as the strategic objectives of the Offer, will be achievable not only through the acquisition of legal control, but also in scenarios other than the acquisition of legal control (de facto control), albeit with possible variations and delays in their implementation. In particular, with regard to the maximum time frames and possible variations, it should be noted that the synergies, the expansion of revenue sources and the benefits and strategic objectives of the Offer would still be achievable in the amounts expected when fully implemented, albeit over a longer time frame of approximately 12-18 months, with at least approximately 50% of the projected synergies being achieved in the three years following the completion of the Offer and their full achievement expected in the first half of 2030.

Furthermore, events related to the corporate structure of Mediobanca, beyond the control of the Offeror, could potentially delay the achievement of the estimated synergies and negatively impact the results and performance of the BMPS Group following the Transaction.

It should also be noted that, as of the Exemption Document Date, the Offeror has not approved a consolidated business plan relating to Mediobanca that takes into account the completion of the Offer and, consequently, the only business plan still in force is the 2024-2028 Business Plan.

Any slowdown in achieving the expected synergies due to events which were not foreseeable at the Exemption Document Date could result in the Offeror incurring unexpected charges, which could be significant, with consequent negative effects on the BMPS Group’s economic, equity and financial situation following the Transaction.

Finally, it should also be noted that, while the Mediobanca-Banca Generali Offer would potentially appear to be consistent with the strategic rationale of the Offer, the information currently available to the Offeror is not sufficient to allow BMPS for a comprehensive analysis, given that Mediobanca’s shareholders’ meeting initially convened for 16 June 2025 has been postponed due to the incomplete nature of the available information.

3.3.5	Risks related to the valuation methods used to determine the Pre-Adjustment Consideration

The Pre-Adjustment Consideration was set by the Board of Directors of the Offeror on 23 January 2025, based on publicly available data. It should be noted that, the valuations conducted to determine the Pre-Adjustment Consideration have highlighted the typical limitations and difficulties inherent in this type of analysis, particularly due to the fact that the Offeror did not have access to detailed forecast information and data that would have enabled the preparation of detailed financial valuations in relation to the Mediobanca shares. In this regard, it should be noted that, considering:

•	the resolution passed by the Shareholders’ Meeting of BMPS regarding the distribution of a dividend of Euro 0.86 per share, paid on 21 May 2025, with ex-dividend date of 19 May 2025 (record date on 20 May 2025); and

•	the resolution passed by the Mediobanca’s Board of Directors on 8 May 2025 regarding the distribution of an interim dividend on the results as at 31 December 2024, equal to Euro 0.56 per share, paid on 21 May 2025, with ex-dividend date of 19 May 2025 (record date on 20 May 2025), on 20 May 2025, the Offeror also decided to exercise its right, already provided for in the Offeror’s Communication, to adjust the Pre-Adjustment Consideration. In this regard, it should be noted that the Offeror’s Communication stated the following: “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS Shares, respectively, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed”.

Without prejudice to the above, the Offeror’s Communication provides for further scenarios for the adjustment of the Consideration and, specifically, any transaction involving the share capital and/or on the Mediobanca shares, while in any case the Offeror retains the right to exercise (or to waive its right to exercise) the relevant Condition of Effectiveness, where applicable, in relation to such individual event.

Since the market prices of the ordinary shares of the Offeror and Mediobanca have been and are subject to volatility and fluctuations resulting from the general performance of the capital markets, there is a risk that, despite the Pre-Adjustment Consideration and the Consideration remaining fair (according to the methods used for its determination), the number of shares issued as Consideration may not be adequate in relation to the fluctuations in the market prices of BMPS Shares and/or Mediobanca Shares. This could result in the value of the Consideration at the date of the completion of the Offer being either lower or higher than at the date when it was determined. It should be noted that market price variations can stem from a range of factors, including but not limited to future activities and prospects, market conditions, economic developments, geopolitical events, regulatory assessments, government actions, legal proceedings, and other similar occurrences, many of which are beyond BMPS’ control.

The valuation analyses conducted by BMPS as of 23 January 2025, for the purpose of determining the Pre-Adjustment Consideration should be understood to be subject to the following main limitations:

•	BMPS used exclusively public data and information for its analyses;

•	BMPS did not perform any financial, legal, commercial, tax, business or any other due diligence activities on Mediobanca;

•	as of the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS was not publicly available. Accordingly, where relevant for the purpose of the application of the valuation methods, the projections of future economic performance used for BMPS were inferred on the basis of the estimates of the 2024-28 Business Plan while, for Mediobanca, were derived on the basis of the estimates provided by research analysts;

•	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

3.3.6	Risks related to the inclusion of pro-forma financial information concerning the acquisition of

Mediobanca

The pro-forma consolidated balance sheet as of 31 December 2024 and the pro-forma consolidated income statement for the year ended 31 December 2024, and the related explanatory notes of the BMPS Group (the “Pro-Forma Consolidated Financial Information”) prepared as part of the Information Document prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation (available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html) are to be deemed incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation. In this regard, it should be noted that the Pro-Forma Consolidated Financial Information – prepared in order to retroactively reflect on the historical data of the BMPS Group the effects of the acquisition by BMPS of Mediobanca in the event of the completion of the Offer – represent a simulation provided for illustrative purposes only and is not intended to represent the financial position and performance of the BMPS Group or to provide a representation of its financial position and prospective results.

The Pro-Forma Consolidated Financial Information has been prepared using accounting standards consistent with those used for the preparation of the BMPS 2024 Consolidated Financial Statements. They aim to represent the hypothetical effects of the potential acquisition of the Mediobanca Group on the economic performance and financial position of the BMPS Group, as if it had virtually taken place on 31 December 2024 for the effects on the pro-forma consolidated balance sheet and on 1 January 2024 for those on the pro-forma consolidated income statement.

The Pro-Forma Financial Information has not been prepared in accordance with the requirements of Regulation S-X of the U.S. Securities Act or any generally accepted accounting standards.

The Pro-Forma Consolidated Financial Information has been prepared to the best of BMPS’ knowledge, based solely on publicly available data, which has been processed and treated without the support or collaboration of Mediobanca; BMPS has relied solely on information and data published by the Mediobanca Group, which has not been verified by the Bank.

As a result, the Pro-Forma Consolidated Financial Information provided in the Exemption Document and any pro-forma information provided in the Exemption Document is inherently of very limited value to investors.

The Pro-Forma Consolidated Financial Information has been prepared on the basis of the BMPS 2024 Consolidated Financial Statements, the Mediobanca 2023/2024 Consolidated Financial Statements, the Mediobanca 2024/2025 Half-Year Financial Report and the Mediobanca 2023/2024 consolidated half-year financial report, prepared in accordance with IAS/IFRS accounting principles, and applying the pro-forma adjustments determined by simulating the application of IFRS 3 for business aggregation transactions. In particular, it should be noted that, the consolidated financial statements of BMPS and Mediobanca have different financial year-end dates, respectively 31 December 2024 for the Bank and 30 June 2024 for Mediobanca, therefore it was necessary to reconstruct, on the basis of publicly available information, the economic accounting information of Mediobanca for the period of 12 months as of 31 December 2024 in order to align it with the closing date of BMPS.

The Pro-Forma Consolidated Financial Information and, in particular, the pro-forma adjustments relating to Capital Increase Reserved to the Offer, and therefore relating to goodwill, have been determined based on the official closing price of BMPS Shares on 23 January 2025 (Euro 6.953), i.e., the date corresponding to the last Trading Day prior to the date on which BMPS announced the Offer, assuming that Mediobanca shareholders fully accept the Offer. On the other hand, in accordance with IFRS 3, which governs the accounting treatment of business combinations (such as the acquisition following the Offer), BMPS will have to recognize the BMPS Shares issued in execution of the capital increase reserved for the Offer at fair value, corresponding to the stock market price of BMPS shares on the trading date immediately preceding the settlement date of the Offer.

Therefore, the increase in BMPS’ net equity following the issuance of the new shares, and therefore the acquisition cost, will only be known on the day BMPS obtains control of Mediobanca. Likewise, the final value of the assets and liabilities that will be recognized in the consolidated financial statements of BMPS will be known only after BMPS has obtained control of Mediobanca, following the completion of the so-called purchase price allocation (“PPA”) required by IFRS 3.

In light of the above, the final value of the goodwill or gain from a bargain purchase will be known only after the completion of the PPA required under IFRS 3.

A correct interpretation of the information provided in the Pro-Forma Consolidated Financial Information requires that investors consider the following aspects: (i) since these are representations based on hypotheses and assumptions, if the Offer had actually been completed on the dates taken as a reference for the preparation of the Pro-Forma Consolidated Financial Information, the same results represented therein would not necessarily have been obtained; (ii) the Pro-Forma Consolidated Financial Information is not intended in any way to represent a forecast of future results and should therefore not be interpreted as such; (iii) the Pro-Forma Consolidated Financial Information does not reflect prospective data as it is prepared in such a way as to represent only those effects of the acquisition that are able to be isolated and objectively measurable, without taking into account the potential effects caused by changes in market conditions, management policies and operational decisions of BMPS resulting from the outcome of the Transaction and, as such, the pro-forma data are not intended to represent a current or prospective financial position of the effects related to the acquisition; and (iv) in consideration of the different purposes of the Pro-Forma Consolidated Financial Information compared to the historical financial information of the BMPS Group and the Mediobanca Group, the pro-forma consolidated balance sheet and the pro-forma consolidated income statement should be read and interpreted separately, without seeking accounting links between them.

In light of the above, investors should not rely solely on the Pro-Forma Consolidated Financial Information to make their investment decisions.

3.3.7	Risks related to forecasts and estimates

The Exemption Document includes provisional data based on information drawn from: (a) market forecasts/estimates and internal forecasts/estimates at BMPS; and (b) further assessments by BMPS regarding the possible synergies and integration costs associated with the potential merger between BMPS and Mediobanca.

It should be noted that, these forecasts and estimates should be evaluated with due caution, considering that a business plan for the entity resulting from the Transaction will only be approved after the completion of the Offer (according to a timeline yet to be defined). The forecasts and estimates relating to BMPS’ future standalone objectives for the period 2024-2028 are subject to a series of uncertainties and additional factors, many of which are beyond BMPS’ control, in addition to the complexities inherent in the implementation of the integration.

There are in fact several factors that could cause BMPS’ actual results and performance to differ significantly, both in its current configuration and in its possible post-Transaction configuration, from what is explicitly or implicitly stated in any forward-looking statement. These factors include macroeconomic and geopolitical developments, and the possible domino effects such developments may have on global and regional growth and development. At the time of the presentation of the 2024-28 Business Plan, the economic outlook was — and still is — uncertain.

BMPS shareholders must also consider that the uncertainties described above also apply to the forecasts and estimates relating to the revenue growth targets and synergies expected from the Offer, including any estimated results as a consequence of the Offer, which may occur only in part or may not occur at all.

In light of these uncertainties that characterize, moreover, any forecast data, shareholders are advised not to rely exclusively on the forecasts and estimates contained in this Exemption Document.

Finally, it should be noted that, some of the assumptions and/or initiatives underlying the forecasts and estimates could prove to be inaccurate and, consequently, not take place or take place to a different extent and at different times than expected. In addition, events that were unpredictable at the time the forecasts were made could occur, with potentially significant impacts. Given the uncertainty associated with the outcome of future events, in terms of both their actual occurrence and their timing and scope, there may be substantial differences between the projected and actual values.

3.3.8	Risks related to the non-comparability of future results after 31 December 2024

In the event of completion of the Offer, the sources of income and the consolidation perimeter of the BMPS Group will be expanded, leading to risks related to the interpretation and comparison of the Bank’s 2024 Consolidated Financial Statements with any future financial statements of the BMPS Group.

It is appropriate for investors to consider the inevitable discontinuity and limitations on the comparability of the BMPS Group’s annual and interim reports following the potential acquisition of the Mediobanca Group with the financial information of the BMPS Group as of 31 December 2024.

3.3.9	Risks related to the national and international macroeconomic context

As of the Exemption Document Date, the national and international macroeconomic context is characterized by significant instability and uncertainty which, should these conditions deteriorate further, could have a significant negative impact on the financial situation and assets of BMPS and Mediobanca and compromise the success of the Transaction.

As of the Exemption Document Date, the national and international macroeconomic context is particularly characterized by certain critical profiles attributable to:

•	the return to protectionist trade policies by the United States, with consequent negative impacts on global growth in the medium term. The extension by the new U.S. administration of tariffs on imports (mainly from China) and the consequent response from the economies affected by the tariffs could result in a “trade war” with negative impact on international trade, jeopardizing the continuity of the global expansion cycle and the process of rebalancing international commodity prices, as well as fueling currency market volatility;

•	the ongoing conflict between the Russian Federation and Ukraine and the considerable uncertainties about the evolution and effects following the adoption of economic sanctions applied against the Russian economy;

•	the impact on the macroeconomic context of the situation in the Middle East, initially characterized by the Israeli-Palestinian conflict and subsequently by the outbreak of hostilities between Israel and Iran, which has led to a situation of regional political and economic instability with global consequences, influencing financial markets, commodity prices, and international trade relations.

It should also be noted that, the occurrence of the events described in this risk factor could result in the non-fulfilment of the MAE Condition and, if not waived by BMPS, the non-completion of the Offer.

3.3.10	Risks related to potential conflicts of interest arising from related party transactions

To the knowledge of BMPS, as of the Exemption Document Date, certain persons with shareholdings, over

3%, in Mediobanca also hold significant shareholdings (i.e., higher than 3%) in BMPS.

Notwithstanding the above, pursuant to the BMPS Regulation, considering that entities holding stakes exceeding 3% of the Bank’s share capital shall be considered “related parties” of BMPS, identified on a discretionary basis as holders of “a stake exceeding 3% of BMPS’ capital, represented by voting shares and who have reported such stake pursuant to Article 120 of the TUF” (Article 4.1.1 of the BMPS Regulations), the Capital Increase Reserved to the Offer qualifies as a related party transaction, since it is reserved for subscription to the Mediobanca shareholders (among whom are the aforementioned entities).

Related party transactions present typical risks associated with transactions between parties whose affiliation or proximity to the same decision-making centers could compromise the impartiality of corporate decisions and the exclusive pursuit of the interests of the companies involved in the Transaction with potential distortions in the resource allocation process, exposure to risks not adequately measured or managed, and potential damages to the companies and their respective stakeholders.

This being said, the procedure provided for in the Related Parties Transactions Regulation and the BMPS Regulation was duly carried out and concluded with the issue of a favourable opinion on the fairness and substantive and procedural correctness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, issued by the BMPS Committee for Related Parties Transactions, composed of independent directors.

For a complete disclosure of the activities carried out, please refer to the information document prepared pursuant to Article 5 of the Related Parties Transactions Regulation, published on the Bank’s institutional website https://www.gruppomps.it/en/.

3.3.11	Risks related to prominence statements

The Exemption Document contains prominence statements in relation to the MPS Group. These statements are made by the Bank based on its specific knowledge of the sector, available data, and its experience.

It is not possible to guarantee that such statements can be maintained or confirmed.

Furthermore, the characteristics of the business sector and the projected objectives may differ from those assumed in such statements due to known or unknown events, uncertainties, and other factors mentioned, among other things, in this Section.

3.4	Conflict of interests

For information regarding potential conflicts of interest related to the Offer, please refer to Warning A.14 of the Offer Document available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html. The Offer Document is incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

It should be noted that, based on the communications disclosed to the public pursuant to Article 120 of the TUF, and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation:

-	Delfin S.à r.l., holder of a 9.780% stake in the Offeror’s share capital, holds a 19.390 stake in Mediobanca’s share capital;

-	Mr. Francesco Gaetano Caltagirone, holder (indirectly, through a series of subsidiaries) of a 5.026% stake in the Offeror’s share capital, holds (indirectly, through a series of subsidiaries) a 5.499% stake in

Mediobanca’s share capital.1

In light of the above, the Offeror has decided to apply the measures and safeguards set out in the Related Parties Regulation and in the BMPS Regulation to the Capital Increase Reserved to the Offer; for further information please refer to Paragraph 4.2.3 of the Exemption Document, as well as Warning A.3 of the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

3.5	Offer Consideration

3.5.1	Addressees of the Offer or of the allotment of the equity securities connected with the Offer

Except as described below, the Offer is promoted exclusively in Italy, as the Shares Subject to the Offer are listed only on Euronext Milan and is addressed, on a non-discriminatory basis and on equal terms, to all the shareholders of the Issuer.

The Offer will also be made to U.S. persons pursuant to a valid exemption from registration under the U.S. Securities Act. U.S. persons that hold Mediobanca Shares may accept the Offer in accordance with the procedures applicable to all other holders of Mediobanca Shares.

The Offer has not been and will not be promoted in Canada, Japan, Australia and in any other country in which the promotion of the Offer and acceptance of the same would not comply with the laws and regulations governing financial markets or other local laws and regulations or would not be otherwise permitted without prior registration, approval or filing with the relevant supervisory authority.

For further information on the addressees of the Offer and the markets in which the Offer is being promoted, please refer to Section F.4 of the Offer Document and, with particular reference to the promotion of the Offer to U.S. persons, please refer to Section F.4.2., incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

3.5.2	Consideration offered for each equity security and, in particular, the Exchange Ratio and the amount of any cash payment

For each Mediobanca share tendered in acceptance of the Offer, the Offeror will offer a unit Consideration, not subject to adjustments (except as indicated below), consisting of No. 2.533 newly issued BMPS Shares resulting from the Capital Increase Reserved to the Offer. Therefore, by way of example, for each No. 1,000 (one thousand) Mediobanca Shares tendered in acceptance of the Offer, No. 2,533 (two thousand five hundred and thirty-three) newly issued BMPS Shares will be paid (the “Exchange Ratio”).

The Consideration is net of stamp duty, expenses, fees and commissions, which shall be borne by the Offeror, while capital gains tax, if due, shall be borne by the Tendering Shareholders.

For the sake of completeness, it should be noted that the Offeror’s Communication provided that, for each Mediobanca share tendered in acceptance of the Offer, BMPS would offer a unit consideration consisting of No. 2.300 BMPS Shares resulting from the Capital Increase Reserved to the Offer (the “Pre-Adjustment Consideration”). The Offeror’s Communication also provided that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror should pay(s) a dividend (including an interim dividend) and/or make a

1 For sake of completeness, please note that, based on the communications made to the Offeror by the depositary intermediaries for the purpose of exercising voting rights at the ordinary and extraordinary Shareholders’ Meeting of BMPS held on 17 April 2025, the shareholdings held by the mentioned shareholders were greater than those described in this Paragraph; for further information in this regard, please refer to paragraph 2.1.4.2 above.

distribution of reserves to its shareholders, or in any event the ex coupon (cedola) relating to dividends resolved upon but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the MPS shares, the Consideration shall be adjusted to take into account the dividend distributed (or the interim dividend) or the reserve distributed”.

In this regard, it should be noted that:

•	on 17 April 2025, the Shareholders’ Meeting of BMPS resolved to distribute a dividend of Euro 0.86 per share, that was paid on 21 May 2025, with ex-dividend date of 19 May 2025 (record date on 20 May 2025).

•	on 8 May 2025, the Board of Directors of Mediobanca resolved to distribute an interim dividend on the results as at 31 December 2024, equal to Euro 0.56 per share, that was paid on 21 May 2025, with ex-dividend date of 19 May 2025 (record date on 20 May 2025).

As certain circumstances have arisen that require an adjustment to the Pre-Adjustment Consideration, on 20 May 2025 BMPS made the resulting technical adjustment to the Pre-Adjustment Exchange Ratio and determined the Consideration in accordance with the provisions of this Paragraph 3.5.2.

In any case, it should be noted that, the Consideration – without prejudice to any restructuring and/or changes to the content and/or structure of the Offer – may be further adjusted upon the occurrence of the additional events indicated in the Offeror’s Communication and summarized above.

3.5.3	Information concerning to any contingent consideration agreed in the context of the Offer

No consideration other than the Consideration has been agreed in the context of the Offer.

3.5.4	Valuation methods and the assumptions employed to determine the Consideration offered for each equity security, in particular regarding the Exchange Ratio

In view of the nature of the Consideration, represented by the newly issued BMPS Shares offered in exchange of the Mediobanca Shares tendered in acceptance of the Offer, the valuation analyses underlying the determination of the Exchange Ratio, and therefore of the Consideration, were carried out by the Offeror in order to express a comparative estimate of the economic values of the Mediobanca Group, on the one hand, and the BMPS Group, on the other.

Therefore, in accordance with a principle established in valuation practice, the approach adopted by the Offeror has given priority to the principle of relative homogeneity and comparability of the valuation criteria applied, in order to identify ranges of relative values that are homogeneous and comparable for the Issuer and the Offeror. The estimates of the economic value of the Issuer and the Offeror underlying the determination of the Pre-Adjustment Consideration are therefore meaningful only in relative terms.

Taking into account the limitations and valuation difficulties faced by the Offeror, and in particular the fact that the Offeror did not have access to information and forecasts that would have allowed it to prepare analytical financial valuations of the Mediobanca shares, for the purpose of determining the Pre-Adjustment Exchange Ratio, the Offeror used a valuation approach based on market methodologies, in line with national and international best practices. In particular, the Offeror’s Board of Directors decided to use the following valuation methods, with equal weighting:

(i)	the Stock Market Price Method;

(ii)	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

(iii)	the target price methodology highlighted by research analysts.

It should be noted that the above valuation methods were applied prior to the payment of the dividend approved by the BMPS’ shareholders’ meeting on 17 April 2025 and the interim dividend approved by Mediobanca’s Board of Directors on 8 May 2025 and, therefore, the adjustment of the Consideration, as communicated to the market on 20 May 2025, consists of a technical adjustment of a purely numerical nature for the purpose of maintaining the economic terms of the Offer unchanged.

For a detailed description of the criteria used to determine the Pre-Adjustment Consideration and, therefore, the Consideration, as well as the limitations and difficulties faced by the Offeror in determining the same, please refer to Section E of the Offer Document, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html, and incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

3.5.5	Any appraisals or reports prepared by independent experts to determine the Consideration and information on where these appraisals or reports may be found for perusal

The Offeror has not used any appraisals or reports prepared by independent experts for the purpose of determining the Consideration.

For the sake of completeness, it should be noted that:

-	on 18 March 2025, the Independent Auditor prepared, on a voluntary basis and in accordance with the criteria set out in ISAE “3000 revised – limited assurance engagement”, a report regarding the adequacy, in so far as is reasonable and nondiscretionary, in the case in question, of the criteria adopted by the same Board of Directors for determining the Pre-Adjustment Exchange Ratio – as resulting on the basis of the Pre-Adjustment Consideration – in the Offer, with respect to national and international valuation practices and professional techniques applicable to transactions of this nature. This report, made available to the BMPS’ shareholders in the context of the Offeror’s Shareholders’ Meeting on 17 April 2025 and attached to the Explanatory Report on the first item on the agenda of the shareholders’ meeting, in extraordinary session, prepared in accordance with Article 125-ter of the TUF, is available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html;

-	on 14 March 2025, the Independent Expert issued its appraisal on the valuation of the Shares Subject to the Offer. In this appraisal (the “Appraisal”), the Independent Expert concluded that, as of 14 March 2025, based on the financial and equity position as of 31 December 2024 and the elements and methods described in its appraisal, the fair value of the shares of Mediobanca is not less than Euro 16.406 per Mediobanca share, cum dividend, or Euro 15.852 per Mediobanca share, ex dividend. Subsequently, on 26 June 2025, the Independent Expert, upon request of the Offeror, issued the Appraisal updated taking into account the data and information available as of 31 March 2025, which therefore constitutes the new reference date. Specifically, in the updated Appraisal, the Independent Expert concluded that, as of 26 June 2025, based on the economic and financial position as of 31 March 2025, and the elements and methods described in the update Appraisal, the fair value of the shares of Mediobanca is not less than Euro 17.395 per each Mediobanca share, ex dividend, i.e., net of the interim dividend resolved by the Mediobanca’s Board of Directors as of 8 May 2025.

4.	EQUITY SECURITIES OFFERED TO THE PUBLIC

4.1	Risk factors related to the equity securities

The following is a list of risks identified by the Offeror with specific reference to the BMPS Shares resulting from the Capital Increase Reserved to the Offer, which will be paid to Mediobanca shareholders as Consideration for each Mediobanca share tendered in acceptance of the Offer.

The list of risk factors indicated in this Paragraph is not intended to be exhaustive and, as of the Exemption Document Date, there may be risks and uncertainties unknown to the Bank that could have a negative effect on the business, financial position, results, prospects or market price of the shares of the BMPS Group.

In accordance with the provisions of Delegated Regulation (EU) 2021/528, the risk factors considered most significant as of the Exemption Document Date are presented first, considering their negative impact on the Bank, the BMPS Group and the likelihood of their occurrence.

4.1.1	Risks related to the dilution of the Bank’s share capital

In the event that the Board of Directors fully exercises the Delegation, the Capital Increase Reserved to the Offer will have a maximum of No. 2,230,000,000 ordinary shares of BMPS to be issued and paid up through the contribution in kind to BMPS of the Mediobanca shares tendered in acceptance of the Offer, as possibly revised and/or modified (the “Maximum Share Amount”).

It is noted that the Maximum Share Amount has been increased from No. 1,916,543,285 (as reported in the Offeror’s Communication) to No. 2,230,000,000 as a matter of extreme caution and in accordance with a highly conservative approach. Considering that, on the date Exemption Document Date, the dividend approved by the BMPS shareholders’ meeting on 17 April 2025, and the interim dividend approved by the Board of Directors of Mediobanca on 8 May 2025, had been paid and therefore the Pre-Adjustment Exchange Ratio has been adjusted and without prejudice to any restructuring and/or changes to the content and/or structure of the Offer and/or any possible adjustments to the Consideration – it will not be necessary to issue all of the 2,230,000,000 to serve the Offer. These shares will represent approximately 64% of the share capital of BMPS calculated on the basis of the number of BMPS shares issued as of the Exemption Document Date.

Considering a potential BMPS shareholder who, prior to the Capital Increase Reserved to the Offer, holds a stake in the Bank’s share capital equal to 1% of the relative share capital, following completion of the Transaction and in the event that the Bank issues the entire Maximum Share Amount, estimated according to a highly conservative approach, this BMPS shareholder would hold a stake of 0.36% (with a dilution of approximately 64%). Alternatively, if the percentage of acceptances of the Offer were equal to the Threshold Condition (i.e., 66.67% of Mediobanca’s share capital), calculating the number of BMPS Shares to be issued again on a highly conservative basis, the dilution for BMPS shareholders would be approximately 54%.

Therefore, the Capital Increase Reserved to the Offer entails a significant dilutive effect on the shareholdings of the current shareholders of BMPS. This effect derives from the exclusion of the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code.

In any case, it should be noted that, the percentage of dilution of the current shareholders in the BMPS share capital will depend on the outcome of the Offer, since the number of new BMPS Shares to be issued as part of the Capital Increase Reserved to the Offer will depend – in addition to any adjustments to the Offer Consideration (as illustrated below) – on the number of Shares Subject to the Offer that will be tendered in the context of the public exchange offer itself by the Tendering Shareholders.

4.1.2	Risks related to exceptional or significant events affecting the estimated value of the Shares Subject to the offer pursuant to Article 2343-ter of the Italian Civil Code and the possible unavailability of the

BMPS Shares

As provided for by the applicable provisions of the Italian Civil Code for the hypotheses of contributions in kind, the value of the shares of Mediobanca to be contributed to BMPS must be subject to a specific valuation by an independent expert. In this regard, with a view to the exercise of the Delegation, the Board of Directors of BMPS resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to rely on the provisions of Article 2343-ter (also for the purposes of Articles 2343-quater and 2443, paragraph 4) of the Italian Civil Code for the purpose of the valuation of the Mediobanca shares subject to the contributions in kind.

These rules allow not to require a sworn appraisal of the assets transferred to be prepared by an expert, appointed by the Court in the district where the transferee company has its registered office, in the event that, pursuant to Article 2343-ter of the Italian Civil Code, “the value attributed, for the purposes of determining the share capital and any share premium, to the assets in kind [...] subject to transfer is equal to or lower [...] than the value resulting from a valuation referring to a date not more than six months prior to the contribution and in accordance with the generally recognised principles and criteria for the valuation of the assets to be contributed, provided that the valuation is made by an expert who is independent from the party making the contribution, from the company and from the shareholders who individually or jointly exercise control over the transferor or over the company itself, and is equipped with adequate and proven expertise”.

BMPS has therefore appointed KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as an independent expert pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code, to prepare the valuation of the Shares Subject to the Offer (the “Independent Expert”). In this regard, on 14 March 2025, the Independent Expert, issued its appraisal on the Shares Subject to the Offer, available on the Offeror’s website in Annex C of the Information Document. Thereafter, on 26 June 2025, the Independent Expert, upon the Offeror’s request, issued an updated appraisal taking into account the data and information available as of 31 March 2025.

In this regard, it should be noted that:

(i)	the aforementioned Article 2443, paragraph 4, of the Italian Civil Code provides that, in cases where the opinion of an independent expert is used for the valuation referred to in Article 2343, first paragraph of the Italian Civil Code, one or more shareholders representing, and who represented as of the date of the board resolution for the capital increase (i.e., the date of exercise of the Delegation), at least one-twentieth of the share capital prior to the said increase, may request, within 30 days from the registration in the Companies’ Register of the board resolution for the Capital Increase Reserved to the Offer, that the directors initiate a new valuation of the contributed assets by means of a sworn report from an expert appointed by the competent Court (in this case, the Court of Siena);

(ii)	if, within 30 days from the registration in the Companies’ Register of Arezzo-Siena, no request has been made as per the previous point (i), the Board of Directors of BMPS, if the relevant conditions are met, will, on the Payment Date of the Consideration, file for registration in the Companies’ Register of Arezzo-Siena, together with the certification referred to in Article 2444 of the Italian Civil Code, the additional declaration provided for in Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code, stating that no exceptional or new significant events have occurred after the date of the valuation prepared by the Independent Expert that affect the value attributed to the Shares Subject to the Offer for the purpose of the Capital Increase Reserved to the Offer;

(iii)	until the moment of registration in the Companies’ Register of Arezzo – Siena of all the declarations of the BMPS directors referred to in Article 2343-quater, paragraph 3, of the Italian Civil Code – including therefore the declaration referred to in the previous point (ii) – the BMPS Shares issued in execution of the Capital Increase Reserved to the Offer and allocated to the Offer Tendering Shareholders as Consideration, will be unavailable, cannot be transferred, and must remain deposited at BMPS.

In light of the above, if (a) a qualified minority of shareholders exercises the right referred to in point (i) above; or (b) the Board of Directors of BMPS, at the time of registering the certification referred to in Article 2444 of the Italian Civil Code for the Capital Increase, deems that exceptional events or new significant circumstances have occurred that materially alter the value of the Shares Subject to the Offer in respect to what is represented in the opinion of the Independent Expert, the Board of Directors will be required to conduct a new valuation of the Shares Subject to the Offer and initiate the ordinary procedure for the valuation of contributions in kind. This would involve requesting the competent Court (i.e., the Court of Siena) to appoint an expert, who will prepare, in compliance with the applicable regulations, a sworn valuation report of the contributed assets.

The occurrence of these circumstances, and particularly the need to resort to the appointment of an expert by the competent Court, would create significant uncertainties regarding the timing of the appointment of the expert and the issuance of the expert’s valuation. This could potentially have a negative impact on the Tendering Shareholders of Mediobanca accepting the Offer and the subscribers of the BMPS Shares in the context of the Offer.

4.1.3	Management of Fractional Shares

Given that for each Mediobanca share tendered in acceptance of the Offer, 2.533 BMPS Shares will be allocated on the basis of the Exchange Ratio, the result of applying the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by a Tendering Shareholder may not be a whole number of BMPS Shares (i.e., where a tendering shareholder does not tender at least 10 Shares Subject to the Offer, or a number of Shares Subject to the Offer that is an whole multiple of 10).

Therefore, if the result of the application of the Exchange Ratio for the Mediobanca Shares tendered in acceptance of the Offer is not a whole number of newly issued BMPS Shares, it is expected that the intermediary in charge of coordinating the collection of acceptances of the Offer will aggregate the fractional shares of BMPS Shares pertaining to the Tendering Shareholders and will subsequently sale on Euronext Milan the whole amount of BMPS Shares resulting from such aggregation, for the purpose of the overall Transaction.

4.1.4	Risks related to the liquidity and volatility of the BMPS Shares

The BMPS Shares may present liquidity problems, regardless of the Offeror or the number of shares involved in the individual transaction, as sales requests may not find adequate and timely counterparties, or may be subject to significant price fluctuations. This could be caused by specific events and factors, some of which are beyond the control of the Offeror.

Such factors and events include, among others: (i) a deterioration in the macroeconomic scenario in a difficult international geopolitical context, differences between the operating and financial results achieved by the Offeror and those expected by investors and analysts; (ii) the possible decline in the value of the BMPS Shares induced by the sale on the market of the BMPS Shares obtained by Mediobanca’s shareholders as Consideration for the Offer; (iii) changes in analysts’ forecasts and recommendations; changes in the economic, financial, equity and income position of the Offeror or its competitors; (iv) changes in the general conditions of the sector in which the Offeror and the BMPS Group operate; (v) changes in the legal and regulatory framework applicable to the BMPS Group’s sector of operation.

As a result, it should be noted that the stock markets have experienced somewhat unstable price and trading volume trends in recent years. Such fluctuations could adversely affect the market price of the BMPS Shares, regardless of the asset, economic and financial values that the Offeror will be able to realize.

In the period between 1 January 2025 and the Exemption Document Date, the unit price of the BMPS Shares increased by 4% compared to an increase of 16% in the FTSEMIB index.

Negative fluctuations in the price of the BMPS Shares could also be caused by other factors, such as (i) changes affecting the assets and liabilities, profits and losses, financial position and income of the Offeror and/or the BMPS Group or its competitors, (ii) changes in the regulatory and legislative framework, (iii) any recommendations by the Supervisory Authority imposing or extending limits or restrictions on the distribution of dividends and reserves by the Offeror, (iv) the publication in the press of news concerning the Offeror and/or the Group, and (v) uncertainty arising from the possibility that the Offeror may not be able, for any reason, to complete the acquisition of Mediobanca pursuant to the Offer.

The market price of the BMPS Shares may therefore vary, even significantly, and, as a result, investors may incur a partial or total loss of the capital invested.

4.1.5	Risks related to the markets on which the Offer is not promoted in the absence of authorizations for the competent authorities

The Offer is promoted in Italy, as the Mediobanca Shares subject to the Offer are listed only on Euronext Milan, and is addressed, on a non-discriminatory basis and on equal terms, to all shareholders of the Issuer. The Offer will also be made to U.S. persons pursuant to a valid exemption from registration under the U.S. Securities Act. U.S. persons that hold Mediobanca Shares may accept the Offer in accordance with the procedures applicable to all other holders of Mediobanca shares. It may be difficult for U.S. person to enforce their rights and any claim a U.S. person may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. U.S. persons may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer has not been and will not be promoted in Canada, Japan, Australia and in any other country in which the promotion of the Offer and acceptance of the same would not comply with the laws and regulations governing financial markets or other local laws and regulations, or would not be otherwise permitted without prior registration, approval or filing with the relevant supervisory authority (the “Excluded Countries”).

Furthermore, the Offer has not been and will not be promoted using national or international communication or trade instruments of the Excluded Countries (including, but not limited to, the postal network, fax, telex, email, telephone and the internet), nor through any structure of any financial intermediary in the Excluded Countries, nor in any other way. No actions have been or will be taken to allow the promotion of the Offer in any of the Excluded Countries.

Acceptance of the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions under the applicable laws or regulations of those countries. It is the sole responsibility of the recipients of the Offer to comply with such rules and, therefore, before accepting the Offer, to verify their existence and applicability by consulting their legal and other advisors. The Offeror assumes no responsibility for any violation by any person of the above restrictions.

4.2	Working capital statement

The Offeror believes that, as of the Exemption Document Date, the BMPS Group has sufficient working capital to meet its needs for the twelve months following the Exemption Document Date.

4.3	Information concerning the equity securities to be offered and/or admitted to trading

4.3.1	General information

The maximum number of 2,230,000,000 BMPS Shares subject to the Consideration resulting from the Capital Increase Reserved to the Offer are ordinary shares of BMPS, with no nominal value, listed on Euronext Milan with ISIN Code IT0005508921.

The currency denomination of the BMPS Shares is the Euro.

4.3.2	Statements of the resolutions, authorizations and approvals by virtue of which the Shares are issued

On 17 April 2025, the Bank’s shareholders’ meeting resolved, among other things, to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power to increase the share capital against payment, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total amount of maximum Euro 13,194,910,000, plus any share premium, through the issue of a maximum of No. 2,230,000,000 ordinary BMPS shares, with no nominal value, with regular dividend rights and the same characteristics as the ordinary shares of the Company outstanding as of issue date, to be paid up in kind as consideration for the Offer (the “Delegation”).

Thereafter, on 26 June 2025, the Board of Directors of the Offeror resolved to exercise the Delegation, increasing the share capital against payment for a total of Euro 13,194,910,000, plus share premium, through the issuance of maximum No. 2,230,000,000 ordinary shares, in one or more tranches and in divisible form, with the exclusion of the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, in service of the Offer.

In relation to the Capital Increase Reserved to the Offer, the Offeror has decided to apply the measures and safeguards set out in the regulations on related parties transactions approved by CONSOB Resolution No. 17221 of 12 March 2010 and in the BMPS Regulation. The above is because certain entities with shareholdings higher than 3% also hold significant shareholdings (i.e., higher than 3%) in BMPS, and, therefore, fall within the definition of related parties as identified by CONSOB on a discretionary basis (Article 4.1.1 of the MPS Regulation).

The procedure was duly completed and concluded on 23 January 2025 with the issue of a favourable opinion on the substantive and procedural fairness and appropriateness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, by the BMPS Committee for Related Parties Transactions, composed of independent directors. For further information in this regard, please refer to the Information Document pursuant to Article 5 of the BMPS Regulation, incorporated by reference in this Exemption Document pursuant to Article 19 of the Prospectus Regulations and available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

The Offeror’s committee for related parties transactions was subsequently consulted again with regard to the proposed Capital Increase Reserved to the Offer to be submitted to the Shareholders’ Meeting on 17 April 2025, as well as the proposal for the exercise of the Delegation by the BMPS’ Board of Directors on 26 June 2025, in order, among other things, to verify its consistency with the terms and conditions of the Offeror’s Communication. During this discussion, it was noted that, as of that date, there had been no changes to the opinion issued on 23 January 2025.

For further information, please refer to the documentation made public by the Offeror on its website in the section “Shareholders’ Meetings and Board of Directors”, at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html as well as the additional documentation relating to the exercise of the Delegation, available on the Offeror’s website in the section “Voluntary public exchange offer” at https://www.gruppomps.it/en/corporate-governance/voluntary-public-

exchange-offer.html.

These documents are incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

4.3.3	Description of any restrictions on the free transferability of the equity securities

As of the Exemption Document Date, the Bank’s by-laws do not provide for any restrictions on the free transferability of the BMPS Shares.

4.3.4	Indication of public takeover bids by third parties in respect of the Offeror’s shares during the last financial year and the current financial year

During the last financial year and the current financial year, no public takeover bids on BMPS Shares have been promoted by third parties.

4.4	Admission to trading and dealing arrangements

4.4.1	Whether the equity securities offered are or will be the object of an application for admission to trading, with a view to their distribution in a regulated market or other third country markets

The BMPS Shares resulting from the Capital Increase Reserved to the Offer will be admitted to listing exclusively on Euronext Milan, in the same way as the existing BMPS Shares as of the Exemption Document Date.

4.4.2	Regulated markets or equivalent third country markets as defined in Article 1, point b) of Delegated Regulation (EU) 2019/980, on which, to the knowledge of the Offeror, the Shares are already admitted to trading

BMPS Shares are listed on Euronext Milan.

4.4.3	Details of the entities that have given a firm commitment to act as intermediaries in secondary trading, providing liquidity through bid and offer rates, and description of the main terms of their commitment

Not applicable.

4.4.4	Description of lock-up agreements

Not applicable.

4.5	Dilution

If the Board of Directors fully exercises the Delegation, the Capital Increase Reserved to the Offer will have a maximum of No. 2,230,000,000 ordinary shares of BMPS to be issued and paid up through the contribution in kind to BMPS of the Mediobanca shares tendered in acceptance of the Offer.

It is hereby represented that the Maximum Share Amount has been increased from No. 1,916,543,285 (as reported in the Offeror’s Communication) to No. 2,230,000,000 as a matter of extreme caution and in accordance with a highly conservative approach. Considering that, on the date Exemption Document Date, the dividend approved by the BMPS shareholders’ meeting on 17 April 2025, and the interim dividend approved by the Board of Directors of Mediobanca on 8 May 2025, had been paid and therefore the Pre-

Adjustment Exchange Ratio has been adjusted and without prejudice to any restructuring and/or changes to the content and/or structure of the Offer and/or any possible adjustments to the Consideration – it will not be necessary to issue all of the 2,230,000,000 to serve the Offer. These shares will represent approximately 64% of BMPS’ share capital calculated on the basis of the number of BMPS shares issued on the Exemption Document Date.

Upon completion of the Offer and in the event that the Bank issues the entire Maximum Share Amount, estimated in accordance with a highly conservative approach, the dilution for the shareholders of BMPS would be equal to approximately 64%. Alternatively, if the percentage of acceptances of the Offer were equal to the Threshold Condition (i.e., 66.67% of Mediobanca’s share capital), calculating the number of BMPS Shares to be issued again in accordance with a highly conservative approach, the dilution for BMPS shareholders would be approximately 54%.

For illustrative purposes only, the table below shows the shareholding of BMPS in the event of the issuance of the entire Maximum Share Amount and therefore in an extremely prudent scenario and in accordance with a highly conservative approach that factors in the elements indicated in the previous Paragraph. The table also shows the composition of BMPS’ shareholding structure in the scenario in which the latter would hold a 66.67% stake in the share capital, assuming that the significant shareholders of Mediobanca (with holdings exceeding 3% of the share capital) accept the Offer with all the shares they hold, directly or indirectly, in Mediobanca.

Shareholder	Shareholding structure in the event of acceptance of the Offer by 100% of Mediobanca share capital (*)	Shareholding structure in the event of acceptance of the Offer by 66.67% of Mediobanca share capital (*)
Delfin S.à r.l.	15.7%	19.9%
Caltagirone Francesco Gaetano	5.3%	6.7%
Italian Ministry of Economy and Finance	4.2%	5.4%
Banca Mediolanum S.p.A.	2.1%	2.7%
Banco BPM S.p.A.	1.8%	2.3%
Banco BPM S.p.A. (through Anima Holding S.p.A.)	1.4%	1.8%
Other shareholders	69.5%	61.2%
Total	100%	100%

(*) Figures calculated on the basis of shareholdings resulting from communications pursuant to Article 120 of the TUF. For the sake of completeness, it should be noted that in a press release issued on 30 June 2025 pursuant to Article 41, paragraph 2, letter c) of the Issuers’ Regulation, Banca Mediolanum S.p.A., also on behalf of Mediolanum Vita S.p.A., announced to the market that on the same date, certain transactions for the sale of Mediobanca shares had been completed through an accelerated bookbuilding process, with settlement of the sale set for 3 July 2025. Specifically, the sale involved, with regard to Banca Mediolanum S.p.A., No. 22,644,712 Mediobanca Shares and, with regard to Mediolanum Vita S.p.A., No. 6,450,398 Mediobanca Shares, for a total of approximately 3.5% of Mediobanca’s share capital. As of the Exemption Document Date, the updated communication pursuant to Article 120 of the TUF is not yet available and, therefore, based on the information published on the CONSOB website, Banca Mediolanum S.p.A. still holds a shareholding equal to 3.343% in Mediobanca’s share capital.

4.6	Advisors

In relation to the Offer and the Capital Increase Reserved to the Offer, the Offeror was assisted by:

-	J.P. Morgan Securities plc, UBS Europe SE and Jefferies GmbH as financial advisors of the Offer;

-	Banca Akros S.p.A. – Banco BPM Group, which, together with the Offeror, acts as the appointed intermediary to coordinate the collection of acceptances;

-	Gianni & Origoni and White & Case (Europe) LLP, as legal advisors.

5.	IMPACT OF THE TRANSACTION ON THE OFFEROR

5.1	Strategies and objectives

As detailed in Section G.2.2. of the Offer Document, incorporated by reference in the Exemption Document and to which reference should be made for complete information, the acquisition of Mediobanca allows to accelerate the implementation of the strategic guidelines of MPS’ 2024-28 Business Plan - incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/business-plans-and-capital-increases.html - which focuses on: (i) the growth of specialized, high-fee-generating businesses; (ii) the development of new service models for value-added activities; (iii) the expansion of financing solutions for households and the development of new services for SMEs; (iv) the renewal and optimization of distribution platforms; and (v) the adoption of a zero-based risk approach for more effective risk management.

Preliminarily and for the sake of clarity, it should be noted that any reference to the effects, as described below, arising out from the integration, combination, and aggregation of BMPS and Mediobanca as a result of the Offer do not require a possible merger by incorporation of Mediobanca into BMPS or into another company of the BMPS Group and refer, on one hand, to a scenario where BMPS exercises legal control over the Issuer and, on the other hand, to a scenario where BMPS exercises de facto control over Mediobanca, with the clarifications set out below regarding the so-called DTAs.

BMPS and Mediobanca operate with specialized business models and have many complementary elements, which will enable the creation of a new national champion with a distinctive and resilient business model, capable of responding to the needs of households and businesses. This will be characterized by a wide range of banking products, a balanced funding mix and a solid capital and liquidity position.

Specifically, for the various business lines covered by the two entities, the following strategic development guidelines are expected.

Retail Banking

The expertise gained by BMPS over the decades will enable the expansion of Mediobanca’s retail business, particularly the customer bases of Compass and Mediobanca Premier, through the offering of BMPS’ core products, such as accounts, credit cards, and mortgages.

Additionally, BMPS will be able to leverage its nationwide branch network, allowing Compass, Mediobanca Premier and potentially all Mediobanca customers to benefit from its extensive presence to meet their financial needs.

Wealth & Asset Management

The Transaction will enable the creation of a leading player in Wealth Management, due to the combination of BMPS and Mediobanca’s expertise in private banking, with the contribution from certain companies and product companies, as well as in asset gathering2, through the integration of over 1,200 financial advisors active in Widiba and Mediobanca Premier, and about 500 bankers, allowing:

•	the strengthening of the distribution networks in the market, maintaining the current portfolio size and profitability standards, thanks to accelerated growth facilitated by the immediate achievement of a critical mass in the financial advisor networks;

•	the increased profitability and customer penetration, through the promotion of alternative products (e.g., investment funds, OEIC) and alignment with Mediobanca’s best practices also to BMPS’ clients.

2 I.e., the activity carried out by a financial institution with the aim of providing advice, collection, administration, and management services in respect of client assets through specific networks of financial advisors.

Corporate & Investment Banking

The Transaction will enable BMPS’ balance sheet potential to be combined with Mediobanca’s Investment Banking activities and to activate an intensive development programme to support the growth of companies throughout Italy.

The complementarity between the customer segments served (SMEs and Large Corporates) and the range of products offered by BMPS and Mediobanca to corporate clients will enable the creation of a leading operator in Corporate & Investment Banking (CIB). This will result in a broad and comprehensive offering, covering all major products, including the commercial banking services strictly linked to financial advisory, capital markets, structured finance CIB, access and execution in financial markets, and specialty finance services such as factoring.

The combined entity will assume a leadership position in equity capital markets and M&A, allowing the BMPS Group to capture growth opportunities in the mid-market segment, where BMPS has a consolidated presence and is experiencing significant development, through:

■	the enhancement of the Mediobanca’s vertical expertise in the areas of M&A, Equity & Debt Capital Markets, improving penetration of the combined customer base through cross-selling and up-selling strategies;

■	the offering of Advisory services, particularly M&A, to medium and large corporate clients;

■	the strengthening of the offer of structured and specialty finance for the corporate sector, also supported by a more balanced funding mix, leveraging BMPS’ commercial funding capacity;

■	the access for the Mediobanca Premier clients to BMPS’ branch network across Italy.

Consumer Finance

The unique positioning of Compass in the consumer credit sector will benefit from a further boost through the enhancement of the existing partnership with BMPS and increased penetration in the retail customer base through:

■	the leverage of the consolidated expertise of both banks – specifically Mediobanca – in providing consumer credit solutions, expanding the range of available products and improving access to credit for a diversified clientele;

■	the optimization of products’ offering such as personal loans, financing solutions, and salary-backed loans, promoting an efficient and competitive service model that integrates the resources and distribution networks of both groups.

Insurance

Besides additional revenue synergies in the core segments of both entities, BMPS will have the chance to expand its bancassurance offering through:

■	the introduction of Credit Protection Insurance (CPI) policies on newly issued personal loans, increasing penetration of Mediobanca’s customer base by capitalizing on BMPS’ existing offering;

■	the enhancement of customer penetration, by integrating banking products with existing insurance products in the portfolio.

It should be noted that if, upon completion of the Offer, the Offeror comes to hold a shareholding in Mediobanca’s share capital equal to or greater than the Threshold Condition (i.e., 66.67% of the Issuer’s share capital), it is expected that approximately 50% of the total synergies will be achieved in 2026, increasing to approximately 85% in 2027 and fully implemented in 2028.

The said cost and funding synergies, the expansion of revenue sources and related synergies, and the advantages deriving from the complementary nature of the business models of BMPS and Mediobanca, as well as the strategic objectives of the Offer, will be achievable not only through the acquisition of legal control, but also in scenarios other than the acquisition of legal control (de facto control), albeit with possible variations and delays in their implementation. In particular, with regard to the maximum time frames and possible variations, it should be noted that the synergies, the expansion of revenue sources and the benefits and strategic objectives of the Offer would still be achievable in the amounts expected when fully implemented, albeit over a longer time frame of approximately 12-18 months, with at least approximately 50% of the projected synergies being achieved in the three years following the completion of the Offer and their full achievement expected in the first half of 2030.

In terms of revenues, certain areas such as Consumer Credit, where a collaboration agreement is already in place, will benefit from an increased commercial effectiveness across the entire territory, as well as an active collaboration can be implemented in the Corporate & Investment Banking area by combining Mediobanca’s investment banking advisory services with MPS’ financing services.

These synergies could be achieved in all scenarios where the companies of the new Group are capable of establishing enhanced cooperation through the Offeror’s de facto control over Mediobanca.

Likewise, synergies can be achieved through joint procurement strategies, the integration of operational and IT processes, as well as the operational integration of the two Groups’ vertical businesses.

Finally BMPS, as the parent company, will be able to centralise treasury management, facilitating the achievement of funding synergies.

The occurrence of potential delays in achieving these synergies, in the event that the Offer is accepted and BMPS gains de facto control over Mediobanca, can therefore be attributed to possible slowdowns, assumed on a prudent basis, related to the implementation of potential integration activities in the absence of a majority in Mediobanca’s extraordinary Shareholders’ Meeting.

The implementation of synergies will yield increasing benefits as the parent company strengthens its role in directing and coordinating activities through the relevant functions. Therefore, the level of acceptance of the Offer may only affect the timing of synergy realization, as it is tied to the pace at which the parent company’s management and coordination activities are implemented.

Finally, for illustrative purposes only, the projected consolidated fully loaded Common Equity Tier 1 ratio levels as of 31 March 2025 (3) for the resulting group following completion of the Offer under different offer acceptance scenarios, including the scenario with 35% acceptance (de facto control):

•	17.8% in the event of 100% acceptance of the Offer;

•	16.6% in the event of 66.67% acceptance of the Offer;

•	16.2% in the event of 50% acceptance of the Offer;

•	15.6% in the event of 35% acceptance of the Offer.

The Transaction also aims to accelerate the utilization of deferred tax assets (“DTAs”) held by BMPS, leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTAs (currently off-balance sheet) in the financial statements, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTAs will generate a significant capital benefit (Euro 0.5 billion per year), in addition to net income.

3 Figures derived from internal projections prepared by the Bank based on financial information available as of 31 March 2025. These projections take into account the impacts of the preliminary Purchase Price Allocation (PPA) process, including any fair value adjustments.

For the sake of completeness, it should be noted that, the aforementioned acceleration in the use of DTAs is subject to the Offeror acquiring a shareholding of more than 50% in the share capital of Mediobanca. By relying on the provisions of Articles 117 et seq. of the Consolidated Law on Income Tax (Presidential Decree No. 917 of 22 December 1986), Mediobanca may join the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A., starting from the tax period following that in which such shareholding was acquired (4). As a result, the consequent increase in the MPS Group’s future consolidated tax base will allow for the immediate recording in the financial statements of almost all DTAs from past consolidated tax losses, up to Euro 2.9 billion, and, compared to the current situation, will accelerate the utilization process of these DTAs with the related benefit in capital terms.

Otherwise, in the event that, following the conclusion of the Offer and the potential waiver of the Threshold Condition, the Offeror comes to hold a shareholding equal to or less than 50% of the share capital of Mediobanca, the latter, even in a de facto control scenario, may not be included in the national tax consolidation scheme of Banca Monte dei Paschi di Siena S.p.A.; in such a case, MPS may continue to use the past consolidated tax losses to compensate the taxable income generated by the companies currently participating in the national tax consolidation scheme and, both the recording of Euro 1.3 billion of DTAs (currently off-balance sheet) as assets and the benefits deriving from the use of the DTAs will still be achieved, even if over a longer period of time. Specifically, the expected benefits would be achieved in 2036 with an average annual use of DTAs equal to approximately Euro 0.3 billion, also due to the projected increase in the tax base resulting from the synergies generated by the transaction.

Upon completion of the Offer, BMPS will prepare a Business Plan for the entity resulting from the integration with Mediobanca, which will be subject to approval by the competent bodies.

Finally, it should also be noted that, while the Mediobanca-Banca Generali Offer would potentially appear to be consistent with the strategic rationale of the Offer, the information currently available to the Offeror is not sufficient to allow for a comprehensive analysis, given that Mediobanca’s shareholders’ meeting has been postponed due to the incomplete nature of the available information.

5.2	Material contracts

As of the Exemption Document Date there are no material contracts affected or which may be affected by the Transaction.

As of the Exemption Document Date, the Bank is not aware of any contracts entered into by the Issuer that may be significantly affected by the Transaction.

5.3	Disinvestment

As of the Exemption Document Date, the Offeror has not taken any decision regarding significant disinvestments in the context of the Transaction.

5.4	Corporate governance

To the best of the Offeror’s knowledge, no changes are currently envisaged in the Bank’s administrative and

4 In accordance with the requirement set forth in Article 119, paragraph 1, letter “a” of the Consolidated Law on Income Tax (“alignment of the financial year of each subsidiary with that of the parent company or controlling entity”), Mediobanca’s financial year (which, on the Offer Document Date, ends on 30 June) shall be aligned with that of the Offeror.

control bodies following the Offer; for further information on the members of the Board of Directors and Statutory Auditors of BMPS, please refer to Paragraph 2.1.4.1 of the Exemption Document.

As of the Date of the Exemption Document, to the best of BMPS’ knowledge, there are no potential conflicts of interest between the obligations fulfilled on behalf of BMPS by the members of the administrative, management, and control bodies of the Offeror and their private interests or other obligations. For a complete information on potential conflicts of interest relating to the Offer, please refer to Warning A.14 of the Offer Document, incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation and available on the BMPS website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html and as described in paragraph 3.4 above.

As of the Exemption Document Date, none of the members of the Board of Directors has notified the Offeror of any agreement restricting the sale, within a certain period of time, of their holdings in the Offeror's securities.

5.5	Shareholding

For a detailed description of BMPS’ shareholding structure following the Transaction, please refer to the information provided in Paragraph 4.5 of the Exemption Document above.

5.6	Pro-forma financial information

For information on the pro-forma consolidated balance sheet as of 31 December 2024 and the pro-forma consolidated income statement for the year ended 31 December 2024 and the related explanatory notes of the BMPS Group, please refer to Chapter 5 of the Information Document, prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation (available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html) incorporated by reference in the Exemption Document pursuant to Article 19 of the Prospectus Regulation.

6.	DOCUMENTS AVAILABLE

For the duration of the Exemption Document, copies of the following documents may be consulted on the Offeror’s website or on the Issuer’s website, at the addresses listed below:

(i)	BMPS 2024 Consolidated Financial Statements, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html;

(ii)	BMPS Consolidated Interim Report as of 31 March 2025, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/financial-results/financial-results.html;

(iii)	Mediobanca 2023/2024 Consolidated Financial Statements, available on the Issuer’s website at hhttps://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(iv)	Mediobanca 2024/2025 Half-Year Financial Report, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(v)	Mediobanca 2024/2025 Nine-Month Press Release, available on the Issuer’s website at https://www.mediobanca.com/en/investor-relations/results-and-financial-statements/results.html;

(vi)	The Offer Document, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html;

(vii)	The Explanatory Report of the Offeror’s Board of Directors on the proposal to grant the Delegation, prepared pursuant to Article 70 of the Issuers’ Regulation and in accordance with Annex 3A – Schedule No.3 to the same regulation, and the supplementary notes to the aforementioned Explanatory Report, prepared by BMPS upon request from CONSOB pursuant to Article 114, paragraph 5, of the TUF, both available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html;

(viii)	The Information Document prepared by the Offeror pursuant to Article 70, paragraph 6, of the Issuers’ Regulation, to which is attached the appraisal issued by KPMG Advisory S.p.A., in its capacity as Independent Expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/shareholders-meeting-and-bod/shareholders-meeting-and-bod.html;

(ix)	The Information Document prepared by the Offeror pursuant to Article 5 of BMPS Regulation in relation to the Capital Increase Reserved to the Offer as a transaction with related parties, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html;

(x)	The Explanatory Report of the Offeror’s Board of Directors prepared pursuant to Article 2441, paragraph 6, of the Italian Civil Code and Article 70, paragraph 7, letter a) of the Issuers’ Regulation relating to the exercise of the Delegation granted by the Shareholders’ Meeting of BMPS, in extraordinary session, on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code, together with the fairness opinion on the issue price of the shares resulting from the Capital Increase Reserved to the Offer issued by the Independent Auditor on 26 June 2025, and the update of the appraisal issued on 14 March 2025 by KPMG Advisory S.p.A., in its capacity as Independent Expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, available on the Offeror’s website at https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html.

(xi)	The 2024-2028 Business Plan, available on the Offeror’s website at https://www.gruppomps.it/en/investor-relations/business-plans-and-capital-increases.html;

(xii)	The “One Brand – One Culture” business plan of the Mediobanca Group for the 2025-2028 period, approved by the Issuer’s Board of Directors on 26 June 2025 and available on the Mediobanca’s website at https://www.mediobanca.com/en/investor-relations/one-brand-one-culture-strategic-plan-rolling-to-fy28.html.

7.	DEFINITIONS

Below is a list of the main definitions used in this Exemption Document. Where the context requires, terms defined in the singular shall have the same meaning in the plural and vice versa.

Tendering Shareholders	The holders of the Shares Subject to the Offer who are entitled to accept the Offer and have validly tendered in acceptance of the Offer the Shares Subject to the Offer in accordance with the Offer Document.
Capital Increase Reserved to the Offer	The paid share capital increase of MPS reserved to the Offer, in divisible form and also in one or more tranches, to be paid up through (and in exchange for) the contribution in kind of the Issuer’s Shares (and any Additional Shares) tendered in acceptance of the Offer (or otherwise transferred to BMPS in execution of the reopening of the acceptance period pursuant to Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulations and/or of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), therefore excluding the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the Offeror’s Board of Directors on 26 June 2025 – in exercise of the Delegation granted to it by the Offeror’s Shareholder’s Meeting on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code – to be carried out through the issuance of a maximum of No. 2,230,000,000 BMPS Shares, to be paid up through the contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer, even as possibly revised and/or modified.
BMPS Shares	BMPS ordinary shares, without nominal value, with regular dividend rights.
Mediobanca Shares	Each of the No. 833,279,689 ordinary shares of Mediobanca (including the treasury shares held by Mediobanca), without nominal value and admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A., with ISIN Code IT0000062957, in dematerialised form pursuant to Article 83-bis of the TUF and representing the entire share capital of the Issuer as of the Exemption Document Date

Shares Subject to the Offer	Each of the maximum No. 833,279,689 Mediobanca Shares (including treasury shares) and the maximum No. 16,178,862 additional shares that Mediobanca may issue, upon the occurrence of certain circumstances, in favour of the beneficiaries of certain Incentive Plans (in the event that they are issued), subject to the Offer, equal to a total of No. 849,458,551 ordinary shares of the Issuer, representing its entire share capital.
European Central Bank or ECB	The European Central Bank, with headquarters in Frankfurt (Germany), Sonnemannstrasse No. 20.
BMPS 2024 Consolidated Financial Statements	The consolidated financial statements of the BMPS Group for the year ended 31 December 2024, approved by the Bank’s Board of Directors on 6 March 2025 and presented to the Shareholders’ Meeting, ordinary session, on 17 April 2025.
BMPS or the Offeror or the Bank	Banca Monte dei Paschi di Siena S.p.A., an Italian joint stock company, with registered office in Piazza Salimbeni, 3, Siena, registration number at the Companies’ Register of Arezzo – Siena and Tax Code No. 00884060526, listed in the Register of Banks held by the Bank of Italy under number 5274, data processing code 1030 and, as the parent company of the Monte dei Paschi di Siena Banking Group, in the Register of Banking Groups under number 1030, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).
Italian Civil Code	The Italian Civil Code, approved by Royal Decree No. 262 of March 1942, as subsequently amended and supplemented.
Offeror’s Communication	The Offeror’s press release required by Articles 102, paragraph 1 of the TUF and 37, paragraph 1, of the Issuers’ Regulation, disseminated by BMPS on 24 January 2025 and published on the Offeror’s website.
CONSOB	The National Commission for Listed Companies and the Stock Exchange, with headquarters in Rome, Via G.B. Martini No. 3.
Consideration	The unit consideration that will be paid by the Offeror to the Tendering Shareholders for each

Mediobanca Share tendered in acceptance of the Offer, equal to, based on the Exchange Ratio, if there are no further adjustments, No. 2.533 BMPS Shares for each Mediobanca share tendered in acceptance of the Offer.
Pre-Adjustment Consideration	The unit consideration as determined by the Offeror and indicated in the Offeror’s Communication, prior to adjustment, equal to 2.300 BMPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer.
Exemption Document Date	3 July 2025, the date of publication of this Exemption Document.
Communication Date	24 January 2025, the date on which the Offeror’s Communication was disseminated.
Payment Date	The date on which the Consideration will be paid to the Tendering Shareholders for each Share Subject to the Offer tendered in acceptance of the Offer and on which the transfer of the Shares Subject to the Offer to the Offeror will take place, as identified in the Offer Document.
Reference Date	23 January 2025, the trading day prior to the Offeror’s Communication.
Delisting	The delisting of the Mediobanca Shares from Euronext Milan.
Exemption Document	This exemption document, prepared pursuant to Article 34-ter, paragraph 2, letter a), of the Issuers’ Regulation and Article 2.2 of the Delegated Regulation (EU)2021/528 for the purposes of the exemption pursuant to Articles 1(4)(f) and 1(5)(e) of the Prospectus Regulation.
Information Document	Information Document prepared by the Offeror pursuant to Article 70, paragraph 6, of the Issuers’ Regulation, to which is attached the appraisal issued by KPMG Advisory S.p.A., in its capacity as Independent Expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code.
Offer Document	The offer document prepared by the Offeror pursuant to Articles 102, et seq., of the TUF and the applicable provisions of the Issuers’ Regulation,

published on 3 July 2025.
Euronext Milan	The Italian regulated market named Euronext Milan, organized and managed by Borsa Italiana S.p.A.
Trading Day	Each day on which the Italian regulated markets are open according to the trading calendar established by Borsa Italiana S.p.A. on an annual basis.
Group or the BMPS Group	The “Monte dei Paschi di Siena Banking Group” registered with the Register of Banking Groups with the number 1030, headed by the Offeror.
Mediobanca or the Issuer	MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, an Italian joint stock company, with registered office in Milan, Piazzetta Enrico Cuccia, 1, Registration number at the Companies’ Register of Milan and Tax Code No. 00714490158, listed in the Register of Banks held by the Bank of Italy under number 4753, data processing code 10631 and, as the parent company of the Mediobanca Banking Group, in the Register of Banking Groups under number 10631, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).
Offer or Transaction	The voluntary public exchange offer concerning all the Mediobanca Shares, promoted by the Offeror, pursuant to Articles 102 and 106, paragraph 4, of the TUF, as well as the applicable implementing provisions contained in the Issuers’ Regulation, as described in the Offer Document.
Mediobanca-Banca Generali Offer	The voluntary public exchange offer promoted by Mediobanca, pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF, concerning all the ordinary shares of Banca Generali S.p.A. admitted to trading on Euronext Milan, organized and managed by Borsa Italiana.
Incentive Plans

The following long-term share-based incentive plans – which may be settled, in whole or in part, with newly issued Mediobanca shares – approved by Mediobanca and currently in place:

-         2015 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2015 (and updated by the ordinary shareholders’ meeting on 28 October 2019);

-         2019-2023 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2019;

-         2023-2026 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023; and

-        2023-2026 Broad-based Share Ownership and Co-investment Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023.

2024-2028 Business Plan	The business plan approved by the Offeror’s Board of Directors on 5 August 2024, for the 2024-2028 period, “A Clear and Simple Commercial Bank Revolving Around Customers, Combining Technology With Human Touch”.
Mediobanca 2025-2028 Plan	The Issuer’s “One Brand – One Culture” business plan, as amended by the Issuer’s Board of Directors on 26 June 2025 for the 2025-2028 period,.
Exchange Ratio	The ratio of No. 2.533 BMPS Shares for each Mediobanca share subject to the Offer, as described in the Offer Document.
Pre-Adjustment Exchange Ratio	It indicates the ratio of 2.300 BMPS shares for each Share Subject to the Offer tendered in acceptance of the Offer, as indicated in the Offeror’s Communication, prior to the adjustment, as described in the Offer Document.
BMPS Regulation	The “Group Regulation on the management of prescriptive requirements relating to related parties, related subjects and Bank officers’ obligations” adopted by the Board of Directors of BMPS and in force as of the Exemption Document Date.
Issuers’ Regulation	The Regulation adopted by CONSOB by resolution No. 11971 of 14 May 1999, as subsequently amended and integrated, in force as of the Exemption Document Date.
Prospectus Regulation	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as

subsequently amended and supplemented, on the prospectus to be published for the offer of securities to the public or admission to trading on a regulated market, repealing Directive 2003/71/EC.

Independent Auditor	PricewaterhouseCoopers S.p.A., with registered office at Piazza Tre Torri No. 2, 20145 Milan, registered with the special register of auditing firms kept by the Ministry of Economy and Finance pursuant to Article 161 of the TUF and registered with the Register of Statutory Auditors pursuant to Articles 6, et seq., of Legislative Decree No. 39 of 2010, as amended by Legislative Decree No. 135 of 2016, with registration number 119644.
TUF	Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented, in force as of the Exemption Document Date.